Exhibit 10.25

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

Execution Version

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of January 4, 2024 (the “Effective Date”), by and between RHYTHM PHARMACEUTICALS, INC., a corporation incorporated under the laws of Delaware, with a principal place of business at 222 Berkeley Street 12th Floor Boston, MA 02116, U.S.A. (“Rhythm”), and LG CHEM, LTD., a company organized under the laws of the Republic of Korea, with a principal place of business at LG Twin Towers, 128, Yeoui-daero, Yeongdeungpo-gu, Seoul, 07336, Republic of Korea (“LGC”).  Rhythm and LGC are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, LGC owns or controls certain rights to patents and other intellectual property related to the Licensed Compound (as defined below);

WHEREAS, Rhythm owns or controls certain rights to patents and other intellectual property related to the Rhythm Products (as defined below);

WHEREAS, Rhythm desires to license the intellectual property rights related to the Licensed Compound from LGC in order to commercially develop, manufacture, use and distribute Licensed Product(s) (as defined below) worldwide, and LGC desires to grant this license to Rhythm, in accordance with the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

All references to particular Exhibits, Schedules, Articles or Sections shall mean the Exhibits and Schedules to, and Articles and Sections of, this Agreement, unless otherwise specified.  For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1“Abandoned Patent Right” has the meaning set forth in Section 8.4.

1.2“Accounting Standards” means U.S. Generally Accepted Accounting Principles (GAAP) with respect to Rhythm, and GAAP or International Financial Reports Standards (IFRS), as applicable, with respect to any Affiliate or Sublicensee, in each case, as generally and consistently applied through Rhythm’s (or such Affiliate or Sublicensee’s) organization.

1.3“Additional Indication” means an Indication other than BBS or HO, provided such Indication has a prevalence in the United States greater than or equal to that of BBS, which as of the Effective Date is four thousand five hundred (4,500) patients, as determined by reference

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to epidemiologic data provided by the United States Centers for Disease Control and Prevention (if available) or another Third Party source agreed by the Parties.

1.4“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of the definition of “Affiliate”, “control” means the direct or indirect ownership of fifty percent (50%) or more of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party. Notwithstanding anything express or implied in the foregoing provisions of this definition, no funds or investment vehicles formed with the primary purpose of funding and operating other entities (“Funds”), or any entities controlled by any such Funds, including, without limitation, other portfolio companies of such Funds, shall be deemed or treated as an Affiliate of either Party for any purposes of this Agreement.  For the avoidance of doubt, no Person formed with the primary purpose of developing and commercializing pharmaceutical products, or any Person controlled by any such Person, shall be deemed or treated as a Fund for any purpose of this Agreement.

1.5“Alternative Phase 2 Trial” has the meaning given in the definition of “Phase 2 Failure”.

1.6“Assigned Third Party Agreements” has the meaning set forth in Section 5.6.

1.7“Audited Party” has the meaning set forth in Section 4.13.

1.8“Background Product Patent Rights” has the meaning set forth in Section 12.6(c).

1.9“BBS” means Bardet-Biedl syndrome.

1.10“Calendar Quarter” means any period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.11“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.12“cGMP” means all then-current and phase-appropriate applicable standards relating to current good manufacturing practices for fine chemicals, intermediates, bulk products or finished pharmaceutical drugs, including, as applicable (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, 21 C.F.R. Parts 210 and 211, (b) all applicable requirements detailed in European Directive 2003/94/EC and Eudralex 4 and (c) all applicable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of the applicable compound or pharmaceutical drug product, as applicable.

1.13“Challenge” has the meaning set forth in Section 12.3.2.

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1.14“Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, and any other human clinical trial of a pharmaceutical product.

1.15“CMA” has the meaning set forth in Section 13.1.

1.16“Combination Product” means a product that includes a Licensed Compound or the active ingredient in any Rhythm Product (or both), in either case with at least one (1) Other Active Ingredient either co-formulated or packaged together and sold as a single unit for a single price.

1.17“Commercial Milestone Events” has the meaning set forth in Section 4.4.

1.18“Commercial Milestone Payments” has the meaning set forth in Section 4.4.

1.19“Commercially Reasonable Efforts” means such reasonable, diligent and good faith efforts and resources as are commensurate with those commonly used in the pharmaceutical industry by a similarly situated entity of similar size and resources engaged in the development or commercialization of pharmaceutical products at a similar stage of development or commercialization and with similar market potential, in each case taking into account all relevant factors including issues of safety and efficacy, product profile, the proprietary position, patent and Regulatory Exclusivity, anticipated or approved labelling, the then-current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and status of such product and the profitability of the product in light of pricing and reimbursement issues. Commercially Reasonable Efforts shall be determined on a market-by-market, indication-by-indication and Product-by-Product basis, and it is anticipated that the level of efforts required may be different for different markets, indications and Products and may change over time, reflecting changes in the status of the Product and markets involved.

1.20“Competing Program” means a product or program for the development of a product that is a melanocortin-4 receptor (MC4R) agonist.

1.21“Confidential Information” has the meaning set forth in Section 11.1.1.

1.22“Control” or “Controlled” means, with respect to any Know-How, material, Patent Right, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliate of the ability to transfer or to grant to the other Party a license, sublicense or access as provided herein to such Know-How, material, Patent Right, or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party, or being obligated to pay any royalties or other consideration therefor, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license, sublicense or access.

1.23“Covered” by a Patent Right means, with respect to a given invention, that a claim (absent a license thereunder or ownership thereof) of such Patent Right would be infringed by the Exploitation of such invention; if a claim is a pending claim, then such pending claim shall be treated as if it were issued for the purposes of determining infringement at the time coverage is assessed.

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1.24“Defending Party” has the meaning set forth in Section 8.6.4.

1.25“Development Milestone Events” has the meaning set forth in Section 4.3.

1.26“Development Milestone Payments” has the meaning set forth in Section 4.3.

1.27“Disclosing Party” has the meaning set forth in Section 11.1.1.

1.28“DOJ” has the meaning set forth in Section 13.1.

1.29“Dollar” means the U.S. dollar, and “$” will be interpreted accordingly.

1.30“Drug Approval Application” means any (a) new drug application, supplemental new drug application, biologics license application or other marketing authorization application, in each case submitted to the FDA, including any amendments thereto or (b) comparable applications filed in or for countries or jurisdictions outside of the United States, in each of (a) and (b) to obtain Regulatory Approval to commercialize a pharmaceutical product in that country or jurisdiction.

1.31“EMA” means the European Medicines Agency or any successor entity thereto and, with respect to any Regulatory Approval in the European Union, includes the European Commission.

1.32“Enforcing Party” has the meaning set forth in Section 8.6.3.

1.33“Excluded Claim” has the meaning set forth in Section 14.5.

1.34“Exclusivity Period” has the meaning set forth in Section 6.4.

1.35“Executive Officer” means the Chief Executive Officer of Rhythm or his/her designee and the President of Life Science Company of LGC or his/her designee.

1.36“Existing LGC Patents” has the meaning given to such term in the definition of “Licensed Patents”.

1.37“Existing Phase 2 Trials” means, as further described on Exhibit A, the Phase 2 Clinical Trials being conducted by LGC as of the Effective Date.

1.38“Exploit” or “Exploitation” means to research, develop, make, have made, use, offer for sale, sell, import, export, or otherwise exploit a compound or product.

1.39“FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.40“FDCA” means the Federal Food Drug and Cosmetic Act, as amended from time to time.

1.41“Field” means the diagnosis, prevention, amelioration and treatment of any disease or condition in humans.

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1.42“First Commercial Sale” means, with respect to a Licensed Product in any country or region, the first sale for end use or consumption of such Licensed Product in such country or region after Regulatory Approval (and, solely with respect to Germany, France, Italy, Spain, and the United Kingdom, Reimbursement Approval) has been granted in such country or region, as applicable.

1.43“FTC” has the meaning set forth in Section 13.1.

1.44“FTE Rate” means an initial rate of [***] per full-time equivalent per year, which shall apply through December 31, 2024. Thereafter, the FTE Rate shall be changed annually on a Calendar Year basis to reflect any year-to-year percentage increase or decrease (as the case may be) in the Consumer Price Index for All Urban Consumers for the U.S., as published by the U.S. Department of Labor, Bureau of Labor Statistics.

1.45“Funds” has the meaning given to such term in the definition of “Affiliate.”

1.46“GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, 312, 314, and 320 and all related FDA rules, regulations, orders, and guidance, and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline.

1.47“Generic Entry” has the meaning set forth in Section 4.7.2.

1.48“Generic Product” means, with respect to a Licensed Product, any pharmaceutical product that (a) is sold by a Third Party other than a Party or its Affiliates or Sublicensees, which Third Party did not purchase such product in a chain of distribution that included such Party or its Affiliate or Sublicensee as intentional participants, (b) contains the same or a bioequivalent compound to a Licensed Product and (c) whose Drug Approval Application is approved by a Regulatory Authority in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product as a substitutable or interchangeable generic or biosimilar therefor, (i) in the U.S., pursuant to Section 505(b)(2) or Section 505(j) of the Act (21 U.S.C. 355(j)), or pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. 262(k)), (ii) in the European Union, pursuant to a provision of Article 10 of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision) or (iii) in any other country or jurisdiction, pursuant to all equivalents of such provisions.

1.49“Governmental Authority” means any court, tribunal, agency, commission, department, ministry, official, authority or other instrumentality of any national, federal, state, county, provincial, local, municipal, city or other political subdivision thereof or of any multinational governmental body, or any council, court or other tribunal entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power.

1.50“HO” means hypothalamic obesity.

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1.51“IND” means an investigational new drug application required pursuant to 21 C.F.R. Part 312 or any comparable filings outside of the U.S. required to commence Clinical Trials in such country or region, and all supplements or amendments that may be filed with respect to the foregoing.

1.52“Indication” means a disease or pathological condition that a pharmaceutical product can be used to diagnose, treat, or prevent, which use is the subject of a Regulatory Approval for a distinct labelling in a country for approval to use the product to diagnose, treat, or prevent the disease or pathological condition. For clarity, subpopulations or patients with a primary disease, disorder, or condition, however stratified, shall not be deemed to be separate Indications, nor shall different lines of therapy or different treatment approaches (e.g., a second line therapy versus a third line therapy).

1.53“JPC” has the meaning set forth in Section 3.3.

1.54“JSC” has the meaning set forth in Section 3.1.

1.55“Know-How” means all commercial, technical, scientific, and other information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, techniques, processes, designs, drawings, formulae, methods, practices, protocols, expertise and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How includes any such information comprised or embodied in any applicable physical, biological or chemical materials and excludes Patent Rights.

1.56“Law” means applicable laws, statutes, rules, regulations, orders and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including disclosure obligations required by any stock exchange or securities commission having authority over a Party and any applicable rules, regulations, guidance, or other requirements of any Regulatory Authority that may be in effect from time to time, including cGMP and GCP.

1.57	“LGC Indemnified Parties” has the meaning set forth in Section 10.1.

1.58“LGC Product” means any Licensed Product which contains (a) the Licensed Compound as the sole active ingredient or (b) the Licensed Compound co-packaged or co-formulated with a Third Party generic compound or product (i.e., a compound or product which is not Covered by any Valid Claims of any Patent Rights), but expressly excluding a Rhythm Product or any generic version of a Rhythm Product.

1.59“LGC Product Issued Patent Rights” means any issued patent in the LGC Product Patent Rights.

1.60“LGC Product Patent Rights” means any Patent Rights owned by Rhythm or any of its controlled Affiliates during the Term arising from an application filed after the Effective

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Date or pending on the Effective Date, in either case that Covers the Licensed Compound or LGC Product but does not also Cover setmelanotide or RM-718, but expressly excluding any Patent Right that claims priority to or from an application filed by Rhythm or its controlled Affiliate prior to the Effective Date, unless Rhythm or its controlled Affiliate has, in support of such patent application or patent, if issued, filed with the applicable patent office or applicable patent court or authority having jurisdiction over the patent application or patent, if issued, (a) clinical, pre-clinical or CMC data generated in the course of development of a Licensed Compound or LGC Product under this Agreement and not independently developed by Rhythm or its controlled Affiliate outside of the development of a Licensed Compound or LGC Product under this Agreement or (b) clinical, pre-clinical or CMC data included in the Licensed Know-How and not independently developed by Rhythm or its controlled Affiliate outside of the development of a Licensed Compound or LGC Product under this Agreement, either in the specification of such patent application or during prosecution of such patent application or opposition of such patent application or patent, if issued, in response to an official action or an opposition document. For purposes of illustration only and without limiting the foregoing, if Rhythm or its controlled Affiliate owns a patent application (x) that is pending on the Effective Date, (y) that Covers any and all melanocortin-4 receptor (MC4R) agonists, and (z) for which Rhythm or its controlled Affiliate has submitted CMC data included in the Licensed Know-How with the applicable patent office in support of the application, and Rhythm or its controlled Affiliate owns a divisional patent application that claims priority to the aforementioned patent application or patent, if issued, and that Covers the Licensed Compound or LGC Product but does not also Cover setmelanotide or RM-718, such divisional patent application is an LGC Product Patent Right.

1.61“Licensed Compound” means (a) LGC’s compound known as LR-19021 or LB-54640 and (b) any other compound Covered by the Patent Rights that are set forth on Exhibit B, including (y) backup compounds and any metabolites, polymorphs, salts, esters, free acid forms, free base forms, prodrug forms, racemates or optically active forms thereof, and (z) any derivatives of any of the foregoing.

1.62“Licensed Know-How” means any and all Know-How that is Controlled by LGC or its Affiliates as of the Effective Date that is necessary or reasonably useful for the Exploitation of the Licensed Compound or a Licensed Product.

1.63“Licensed Patents” means any Patent Rights that LGC or its Affiliates Control as of the Effective Date or during the Term that Cover the Licensed Compound or a Licensed Product. The Licensed Patents existing as of the Effective Date are set forth on Exhibit B (the “Existing LGC Patents”).

1.64“Licensed Product” means any product consisting of, or containing, the Licensed Compound, in all forms, presentations, formulations and dosage forms, including any product consisting of, or containing, the Licensed Compound that is co-packaged or co-formulated together with a Rhythm Product, in all forms, presentations, formulations and dosage forms.

1.65“Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.66“Losses” has the meaning set forth in Section 10.1.

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1.67“Net Sales” means, with respect to a Product, the gross amount invoiced by Rhythm, its Affiliates or Sublicensee(s) (the “Selling Party”) for sales of such Product to Third Parties (including distributors or wholesalers), less the following deductions in accordance with the applicable Accounting Standards:

(a)sales taxes, excise taxes, use taxes, value added taxes and duties paid by the Selling Party in relation to the Product and any other similar governmental charges imposed upon the importation, use or sale of the Product (excluding taxes assessed on, or measured by, net income derived from sales);

(b)credits and allowances for defective or returned Product, including allowances for spoiled, damaged, outdated, rejected, returned, withdrawn or recalled Product;

(c)governmental and other rebates, discounts, refunds, credits, vouchers and chargebacks (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers, in each case with respect to the Product;

(d)reasonable fees paid to wholesalers, distributors, selling agents, group purchasing organizations, Third Party payors, and managed care entities, in each case with respect to the Product;

(e)reasonable transportation and distribution charges relating to the Products, including freight, export licenses, shipping, postage, handling charges and insurance premiums relating to shipping and handling of the Product;

(f)retroactive price reductions granted to the Third Party applicable to sales of such Product;

(g)bad debts actually written off with respect to such Products (with any such amounts actually received being included in Net Sales when recovered);

(h)trade, cash, prompt payment or quantity rebates and discounts, allowed and taken directly by the Third Party;

(i)[***]; and

(j)any other similar and customary deductions that are consistent with the Selling Party’s Accounting Standards.

Net Sales will be determined from books and records maintained in accordance with the applicable Accounting Standards, consistently applied throughout the organization and across all products of the entity whose sales are giving rise to Net Sales.

Net Sales will not include dispositions without charge or at cost for charitable, promotional, pre-clinical, clinical, regulatory, compassionate use, named patient use, indigent programs or

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governmental purposes, reasonable quantities of Product used as samples, Product used in the development of Products, sales or dispositions between Selling Parties for resale to Third Parties.

“Sublicensees” for the purposes of calculated Net Sales will not include any distributors or wholesalers acting in such capacity.

Notwithstanding the foregoing, in the event a Product is sold in a country in the Territory as a Combination Product, Net Sales of the Combination Product will be calculated as follows:

(i)If the Licensed Compound or active ingredient in the Rhythm Product contained in the Combination Product and Other Active Ingredient(s) contained in the Combination Product each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in such country of the Licensed Compound or active ingredient in the Rhythm Product sold separately in the same formulation and dosage, and B is the sum of the average gross selling prices in such country of such Other Active Ingredient(s) sold separately in the same formulation and dosage, during the applicable Calendar Year.

(ii)If the Licensed Compound or active ingredient in the Rhythm Product contained in the Combination Product and Other Active Ingredient(s) contained in the Combination Product are not sold separately in such country, or if they are sold separately but the average gross selling price of neither such Licensed Compound or active ingredient in the Rhythm Product nor such Other Active Ingredient(s) can be determined in such country, any adjustment of Net Sales of the Combination Product in such country will be calculated by mutual agreement of the Parties, acting in good faith.

1.68“Other Active Ingredient” means a clinically active material(s) that provides a therapeutic effect on a standalone basis (excluding, for the avoidance of doubt, formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies), other than a Licensed Compound or the active ingredient in any Rhythm Product.

1.69“Patent Rights” means patents or patent applications, including provisional applications and priority applications and any divisionals, continuations, substitutions, continuations-in-part, extensions, supplementary protection certificates, renewals, re-examinations or reissues of such patents or applications, as applicable.

1.70“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.71“Pharmacovigilance Agreement” has the meaning set forth in Section 5.5.

1.72“Phase 1 Clinical Trial” means any initial stage human clinical trial in which a pharmaceutical product is introduced into humans and is conducted mainly, but not limited to, to evaluate the safety, metabolism and pharmacokinetic properties, clinical pharmacology, and if possible, to gain early evidence on effectiveness of such pharmaceutical product that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-U.S. equivalents.

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1.73“Phase 2 Clinical Trial” means any human clinical trial of a pharmaceutical product conducted mainly to test the effectiveness and to determine the common short-term side effects and risks associated with such pharmaceutical product for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular indication or indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-U.S. equivalents.

1.74“Phase 2 Failure” means:

1.74.1	in respect of the Existing Phase 2 Trial for HO, the occurrence of one or more of the following under the protocol existing therefor as of the Effective Date (as may be amended with JSC approval):

1.74.1.1[***]

1.74.1.2[***]

1.74.1.3[***]

1.74.2	[***]

1.75“Phase 3 Clinical Trial” means any human clinical trial of a pharmaceutical product designed to: (a) gather additional information about the effectiveness and safety of such pharmaceutical product that is needed to evaluate the overall benefit-risk relationship of the pharmaceutical product for its intended use; (b) provide the clinical basis of commercial labeling; and (c) support Regulatory Approval of the pharmaceutical product, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-U.S. equivalents.  A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 3 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 3 component, in accordance with the applicable protocol.

1.76“Pivotal Clinical Trial” means a Phase 2 Clinical Trial or Phase 3 Clinical Trial, other than an Existing Phase 2 Trial, designed to be or that becomes a Clinical Trial sufficient for filing a Regulatory Approval application for a pharmaceutical product, as evidenced by (a) any agreement with or statement from the applicable Regulatory Authority for such Clinical Trial, or (b) other guidance minutes issued by the applicable Regulatory Authority for such Clinical Trial.

1.77“Pre-Launch Level” has the meaning set forth in Section 4.7.2.

1.78“Product” means any and all Licensed Products and Rhythm Products.

1.79“Receiving Party” has the meaning set forth in Section 11.1.1.

1.80“Regulatory Approval” means approval of a Drug Approval Application by the FDA, or approval of a Drug Approval Application or a comparable document filed with an equivalent health regulatory authority in any other country or in the European Union (using the centralized procedure, decentralized procedure or mutual recognition or member state national authorization). For the avoidance of doubt, “Regulatory Approval” does not include Reimbursement Approval.

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1.81“Regulatory Authority” means any Governmental Authority or other authority responsible for granting Regulatory Approval for a pharmaceutical product, including the FDA, EMA, and any corresponding national or regional regulatory authorities.

1.82“Regulatory Exclusivity” means, with respect to a pharmaceutical product, any exclusive marketing rights or data exclusivity rights conferred by an applicable Regulatory Authority with respect to such pharmaceutical product (including any such rights that would satisfy the requirements of Sections 505(b)(1) or 505(b)(2) of the FDCA or its non-U.S. equivalents) other than a Patent Right.

1.83“Regulatory Filing” means any all submissions, non-administrative correspondence, notifications, registrations, licenses, authorizations, applications and other filings with any Governmental Authority with respect to the research, clinical investigation, development, manufacture, distribution, pricing, reimbursement, marketing or sale of a pharmaceutical product, including Drug Approval Applications, INDs, clinical trial applications, orphan drug designations, and other applications for Regulatory Approval.

1.84“Reimbursement Approval” means final approval, agreement, determination, or decision by the applicable Governmental Authority in a given country or other regulatory jurisdiction that establishes prices charged to end-users for a given pharmaceutical product at which such pharmaceutical product will be reimbursed by the applicable Governmental Authorities or insurers in such country or regulatory jurisdiction.

1.85“Reversion License” has the meaning set forth in Section 12.6(b)(ii).

1.86“Rhythm Competitor” means a Person directing or otherwise controlling the clinical development or commercialization of a Competing Program, or an Affiliate of such Person.

1.87“Rhythm Indemnified Parties” has the meaning set forth in Section 10.2.

1.88“Rhythm Product” means (a) products containing the active pharmaceutical ingredient setmelanotide, either in a daily formulation or weekly formulation, or (b) RM-718 in any formulation.  For the avoidance of doubt, a Rhythm Product is not a Licensed Product, except where co-packaged or co-formulated together with the Licensed Compound as expressly set forth in the definition of Licensed Product.

1.89“Rhythm Royalty Term Start Date” has the meaning set forth in Section 4.8.

1.90“RM-718” means the compound described in Schedule 1.96.

1.91“Royalty Report” has the meaning set forth in Section 4.9.

1.92“Royalty Term” has the meaning set forth in Section 4.8.

1.93“Safety Database” has the meaning set forth in Section 5.5.

1.94“Selling Party” has the meaning set forth in the definition of “Net Sales”.

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1.95“Sublicensee(s)” means any Person to whom (a) Rhythm or an Affiliate of Rhythm has granted or authorized a sublicense under Licensed Technology or (b) Rhythm or an Affiliate of Rhythm has granted a license, or authorized a sublicense, to Exploit one or more Rhythm Products.

1.96“Term” has the meaning set forth in Section 12.1.

1.97“Territory” means worldwide.

1.98“Third Party” means a Person other than (a) LGC or any of its Affiliates, and (b) Rhythm or any of its Affiliates.

1.99“Valid Claim” means a claim of any issued and unexpired patent, or any patent application that has not been pending for more than [***] years (in respect of the United States) or [***] years (in respect of countries or regions outside of the United States) from its earliest priority date (provided that upon the issuance of a claim from a patent application pending for more than [***] years (in respect of the United States) or [***] years (in respect of countries or regions outside of the United States)]), such claim shall again be deemed to be a Valid Claim subject to the remainder of this definition), which has not been (a) revoked or held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction (and which decision can no longer be appealed or was not appealed within the time allowed) or (b) held to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.  Without limiting the foregoing, a PCT application is pending in all designated countries worldwide in which the national phase can still be entered therefrom, and a European patent with unitary effect is, as applicable, pending (for patent applications) in all countries in which such application can serve as the basis for issuance of a patent or issued (for patents) in all countries participating in the Unitary Patent system.

1.100“Withholding Tax Action” has the meaning set forth in Section 4.14.

ARTICLE 2. LICENSE GRANT

Section 2.1Exclusive License Grant. Subject to the terms and conditions of this Agreement, LGC hereby grants to Rhythm an exclusive (even as to LGC but subject to Section 2.3), royalty-bearing, sublicensable (but only in accordance with Section 2.2), license under its interest in the Licensed Technology to Exploit Licensed Compounds and Licensed Products, including Combination Products, in the Field in the Territory. For the avoidance of doubt, the foregoing license does not include any rights with respect to any proprietary products, therapies, delivery technologies, or other components of the Licensed Products, including any Other Active Ingredient, other than the Licensed Compound, except to the extent that such products, therapies, delivery technologies, or other components are incorporated into the formulation of the Licensed Product that is the subject of the Existing Phase 2 Trials prior to the Effective Date.

Section 2.2Sublicenses.  Subject to the terms and conditions of this Agreement, Rhythm shall be entitled to grant one or more sublicenses of the rights granted to it under Section 2.1, in full or in part (with the right to sublicense through multiple tiers), to (a) its Affiliates, for so long as they remain Affiliates, and (b) a Third Party, upon prior written notice to

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LGC, provided that Rhythm shall obtain LGC’s prior written consent (not to be unreasonably withheld) with respect to a Third Party sublicensee that is a Rhythm Competitor; for the avoidance of doubt, nothing in this Agreement restricts Rhythm from granting licenses to a Rhythm Competitor in respect of a Rhythm Product (and not a Licensed Product) under intellectual property controlled by Rhythm outside of the licenses granted to Rhythm under this Agreement.  Rhythm shall be responsible for the compliance of its Sublicensees with the terms and conditions of this Agreement and the applicable sublicenses granted to such Sublicensees. Within [***] after execution, Rhythm shall provide LGC with a copy of each agreement granting a sublicense to a Third Party Sublicensee and any material amendment thereto, in each case, reasonably redacted solely to the extent of information not pertinent to this Agreement or is otherwise subject to confidentiality restrictions. Rhythm shall ensure that each of its Sublicensees is bound by a written agreement containing provisions consistent in all material respects with this Agreement.  Rhythm shall ensure that each sublicense under the licenses granted to it under Section 2.1, or any subcontractor of Rhythm’s development obligations under this Agreement, grants Rhythm rights with respect to Know-How discovered, created, conceived or reduced to practice by the Sublicensee or subcontractor under such sublicense or the applicable subcontract, and related Patent Rights, so that such rights can be conveyed in accordance with the terms and conditions of this Agreement, including Section 12.6, as applicable.  For the avoidance of doubt, LGC shall not be required to grant to any Sublicensee any rights and licenses exceeding the rights and licenses granted to Rhythm under this Agreement.

Section 2.3Reserved Rights.  All rights that are not specifically granted herein are reserved to LGC.  Subject to the terms and conditions of this Agreement, Rhythm agrees that LGC may practice the Licensed Technology to exercise its rights and perform its obligations under this Agreement.  Except as expressly set forth in this Agreement, neither Party shall be granted, by implication, estoppel or otherwise, any license or right to or under any other intellectual property interest, including any trademarks, Know-How, or Patents, of the other Party.  Rhythm shall not practice, and shall not permit or cause any of its Affiliates to practice, any Licensed Technology for any purpose other than as expressly authorized in this Agreement.

ARTICLE 3. GOVERNANCE

Section 3.1Joint Steering Committee. Within [***] after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”), composed of an equal number of representatives of each Party including at least one (1) senior representative of each Party, to provide a forum to ensure good coordination, as further described herein.  Each Party may replace its JSC representatives at any time upon prior written notice to the other Party.  Rhythm shall have the right to designate the chairperson of the JSC.  Each Party retains all rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC.

Section 3.2JSC Responsibilities.  The role of the JSC shall be to:

3.2.1facilitate the transfer of the Existing Phase 2 Trials in Section 5.1.1, the Licensed Know-How transfer provided in Section 5.4 and the technology transfer provided in Section 7.4;

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3.2.2share information related to the Existing Phase 2 Trials and Alternative Phase 2 Trial;

3.2.3confirm (a) whether the primary endpoints in the Existing Phase 2 Trials or Alternative Phase 2 Trial have been achieved, including agreeing on interpretation of efficacy, safety and tolerability outcomes and (b) whether a Phase 2 Failure has occurred [***];

3.2.4review, discuss and approve any changes to the Existing Phase 2 Trials pursuant to Section 5.1.1(c), including any increases in the number of enrolled patients to a level which will allow a firm conclusion that a safe and effective dose level has been identified, where such increases are necessitated due to non-compliance by patients with the protocol or discontinuance of participation in the Existing Phase 2 Trials for reasons unrelated to [***]

3.2.5subject to Section 3.5, review, discuss and approve the Alternative Phase 2 Trial criteria for success and the date for completion thereof;

3.2.6review, discuss and approve the reasonably detailed high-level strategy for Phase 2 Clinical Trials of the Licensed Products [***] and review and discuss all annual plans therefor submitted to the JSC;

3.2.7review and discuss the reasonably detailed high-level strategy for the development (other than Phase 2 Clinical Trials) of the Licensed Products prepared by Rhythm and all annual plans therefor submitted to the JSC. The initial development plan will be prepared by Rhythm as soon as reasonably practicable following the Effective Date and discussed at the first meeting of the JSC;

3.2.8in accordance with Section 5.3, review, discuss and approve any alternative development plan and associated timeline and any extension of the deadline set forth in Section 5.3;

3.2.9review and discuss the reasonably detailed high-level strategy for the commercialization of the Licensed Products prepared by Rhythm and all annual plans therefor submitted to the JSC;

3.2.10upon Rhythm’s request, review and approve (not to be unreasonably withheld or delayed) [***] information to be excluded from Rhythm’s quarterly Royalty Report for countries other than [***];

3.2.11direct and oversee the JPC; and

3.2.12perform such other functions as are expressly provided to be undertaken by the JSC under the terms of this Agreement, and as the Parties otherwise mutually agree are appropriate to further the purposes of this Agreement.

Section 3.3Joint Patent Committee.  Within [***] after the Effective Date, the Parties shall establish a joint patent committee (the “JPC”), composed of an equal number of representatives of each Party, for the overall coordination and oversight of the Parties’ patent-related activities under this Agreement.  Each Party may replace its JPC representatives at any

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time upon prior written notice to the other Party.  Each Party retains all rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JPC. The role of the JPC shall be:

3.3.1to discuss and coordinate the filing, prosecution, maintenance and enforcement of Patent Rights developed or licensed hereunder in accordance with Article 8, including discussing (a) drafts of proposed material filings and material correspondence to any patent authority with respect to the Licensed Patents and (b) filing and prosecution of any LGC Product Patent Rights in accordance with Section 8.2.2;

3.3.2coordinate defense against claims of infringement of Third Party patents related to the intellectual property licensed or practiced under this Agreement in accordance with Article 8;

3.3.3provide recommendations to the Parties regarding the filing, prosecution, maintenance and enforcement of such Patent Rights and related intellectual property matters in accordance with Article 8; and

3.3.4review and discuss Rhythm’s proposed Orange Book filings pursuant to Section 8.3 and patent term extensions pursuant to Section 8.5.

Section 3.4Meetings.  Unless otherwise agreed between the Parties, the JSC and JPC shall meet in person or via teleconference or video link quarterly (or biannually after the First Commercial Sale of the Licensed Product), on such dates and at such times and places as agreed to by the JSC representatives.  The JSC shall be disbanded (a) [***] after the First Commercial Sale occurs in both the United States and European Union, or (b) on Rhythm’s election, if LGC is acquired by a Rhythm Competitor. The JPC shall, regardless of whether the JSC is disbanded, continue to exist during the Term until the Parties mutually agree to disband the JPC. Each Party’s advisors may be permitted to attend meetings of the JSC or JPC as the JSC determines, subject to such advisors agreeing to keep confidential the subject matter of, and any Confidential Information disclosed by the other Party at, such meeting.  Each Party shall be responsible for its own expenses for participating in the JSC and JPC. Meetings of the JSC and JPC shall be effective only if at least [***] of each Party is present or participating.  Rhythm, acting through the JSC chairperson, as applicable, shall be responsible for (x) preparing and circulating an agenda for each meeting, as well as copies of all materials to be discussed (including reports and plans), in advance of the meeting, (y) providing annual updates to all applicable development and commercialization plans and (z) appointing a secretary for such meeting from one of the attendees of such meeting who shall be responsible for the preparation and circulation of minutes of the meeting, but the JSC chairperson shall have no other increased authority or decision-making control.

Section 3.5Decision Making.  For clarity, the JSC and the JPC shall serve as an information exchange entity only and shall not have any decision making authority and, subject to the terms and conditions of this Agreement, Rhythm shall retain final decision-making authority with respect to all matters pertaining to the Products, including development, regulatory and commercialization strategy and the design of any Clinical Trial (including the Alternative Phase 2 Trial) including the protocol, inclusion/exclusion criteria, subject numbers, sites, countries, dosing, duration and endpoints therefor; provided, however, that, with respect to Sections 3.2.3, 3.2.4,

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3.2.5, 3.2.6, 3.2.8, and 3.2.10, the JSC shall serve as a decision-making body and decisions thereto shall be made by consensus. If the JSC cannot reach a consensus decision on Sections 3.2.3, 3.2.4, 3.2.5, 3.2.6, 3.2.8, and 3.2.10, either Party may instruct the JSC to refer such matter to the Executive Officers for resolution. If any such Party does so, then each Party will submit in writing its respective position to each of the Executive Officers. Such Executive Officers will use good faith efforts to resolve such matter within [***] after the JSC’s submission of such matter to such Executive Officers. If the Executive Officers are unable to reach unanimous agreement on any such matter within such [***] period, then such matter will be decided by arbitration in accordance with Section 14.5. [***].

ARTICLE 4. PAYMENTS

Section 4.1License Fee.  In partial consideration of the rights granted herein to Rhythm, Rhythm shall pay to LGC a one-time, non-refundable, non-creditable payment of Eighty Million Dollars ($80,000,000) in two tranches as follows:4.1.1

4.1.1Forty Million Dollars ($40,000,000) within fifteen (15) business days of the Effective Date; and

4.1.2Forty Million Dollars ($40,000,000) within eighteen (18) months of the Effective Date.

Section 4.2Equity Investment. In partial consideration of the rights granted to Rhythm under this Agreement, Rhythm shall make an additional payment pursuant to and in accordance with the terms of a separate Stock Issuance Agreement entered into by Rhythm and LGC on the Effective Date, in the form of an issuance to LGC, within fifteen (15) business days of the Effective Date, of shares of Rhythm’s common stock representing an aggregate issuance price of Twenty Million Dollars ($20,000,000) determined at a per share price equal to the ten (10)-day volume weighted average closing price for Rhythm’s common stock, calculated as of the trading day immediately prior to the Effective Date.

Section 4.3Development Milestone Payments.  In partial consideration of the rights granted herein to Rhythm, Rhythm shall pay to LGC milestone payments (“Development Milestone Payments”) following the first occurrence of the milestone events set forth in the table below (the “Development Milestone Events”). Rhythm shall notify LGC within [***] of the first occurrence of an applicable Development Milestone Event and LGC shall issue an invoice for the corresponding Development Milestone Payment promptly following receipt of such notice. Rhythm shall pay to LGC the applicable Development Milestone Payment within [***] of receipt of the applicable invoice.  For clarity, (a) each Development Milestone Payment is payable only once, and (b) no Development Milestone Payment shall be payable for subsequent or repeated achievements of such Development Milestone Event (including with respect to any additional Licensed Products which achieve such milestone).  The Development Milestone Events and Development Milestone Payments shall be as follows:

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Milestone No.	Development Milestone Event	Development Milestone Payment
1.	[***].	[***]
3.	[***].	[***]

Section 4.4Commercial Milestones.  Rhythm shall pay to LGC certain milestone payments (“Commercial Milestone Payments”) following the first occurrence of certain milestone events, as set forth in this Section 4.4 (the “Commercial Milestone Events”).  Rhythm shall notify LGC within [***] of end of the Calendar Quarter in which the applicable Commercial Milestone Event first occurs and LGC shall issue an invoice for the corresponding Commercial Milestone Payment promptly following receipt of such notice. Rhythm shall pay to LGC the applicable Commercial Milestone Payment [***] after the receipt of the applicable invoice. For clarity, (a) each Commercial Milestone Payment is payable only once, (b) no Commercial Milestone Payment shall be payable for subsequent or repeated achievements of such Commercial Milestone Event, and (c) multiple Commercial Milestone Events can be achieved in the same Calendar Year.  For purposes of determining whether the Commercial Milestone Events have been achieved for purposes of this Section 4.4, all Net Sales of Licensed Products shall be aggregated globally for all sales made by Selling Parties of such Licensed Products, in any and all forms, presentations, dosages, and formulations.  The Commercial Milestone Events and Commercial Milestone Payments shall be as follows:

Commercial Milestone Event	Commercial Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]

Section 4.5Product Royalties.  Subject to Section 4.6 and Section 4.7, on a country-by-country (or region-by-region within countries such as China or India with multiple distinct regions with respect to obtaining or enforcing Patent Rights) and Product-by-Product basis during the Royalty Term for each Product in each country or region, Rhythm shall pay to LGC a royalty on

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Net Sales of Products at the rates specified in this Section 4.5.  The royalty rate for sales of all Products in all countries and regions shall initially be [***] of Net Sales (the “Base Royalty Rate”). The Base Royalty Rate for sales of all Products in all countries and regions shall be increased by [***] on the occurrence of each of the following events, regardless of sequence:

4.5.1[***].

4.5.2[***].

4.5.3[***].

4.5.4[***].

4.5.5[***].

For clarity, once the Base Royalty Rate has increased upon the occurrence of any of the above events, it will not decrease (subject to the potential reductions under Section 4.7.2) to a lower tier for the remainder of the Royalty Terms, provided however that if [***].

By way of illustration, but without limitation, the applicable royalty rate set out in the table below shall apply in each of the corresponding scenarios set out below:

Scenario	Applicable Royalty Rate
[***].	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***	[***]
[***]	[***]

Section 4.6[***]. If for any period during the applicable Royalty Term in a given country or region, [***] Rhythm shall pay to LGC a royalty of [***] on Net Sales of such Licensed Product in such country.

Section 4.7Royalty Reductions.

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4.7.1Third Party Intellectual Property.  During the applicable Royalty Term, on a Licensed Product-by-Licensed Product basis, Rhythm will be entitled to deduct against royalties otherwise payable to LGC hereunder for sales of a given Licensed Product in a given country or region up to [***] of royalty payments that Rhythm makes to Third Parties based on such sales in exchange for a license to Patent Rights that are necessary to Exploit such Licensed Product (as developed or being commercialized by Rhythm, its Affiliates or Sublicensees) in such country or region, excluding any payments due by Rhythm under its agreements with Third Parties entered into prior to the Effective Date.

4.7.2Generic Competition.  If, on a country-by-country (or region-by-region within countries such as China or India with multiple distinct regions with respect to obtaining or enforcing Patent Rights) and Licensed Product-by-Licensed Product basis, one or more Generic Products with respect to a Licensed Product is launched in a given country or region and (a) the quarterly volume of units sold of such Generic Products in such country or region is at least [***] but less than [***] relative to the average quarterly volume of units sold of such Licensed Product in the [***] immediately prior to the launch of such Generic Products (the “Pre-Launch Level”), the royalty rates set forth above will be reduced by [***] for such country or region with respect to such Licensed Product from the Calendar Quarter in which the quarterly volume of units sold of such Generic Products in such country or region reached [***] of the applicable Pre-Launch Level; and (b) the quarterly volume of units sold of such Generic Products in such country or region is at least [***] relative to the Pre-Launch Level, the royalty rates set forth above will be reduced by [***] for such country or region with respect to such Licensed Product from the Calendar Quarter in which the quarterly volume of units sold of such Generic Products in such country or region reached [***] of the applicable Pre-Launch Level (the occurrence of (b), “Generic Entry” with respect to the applicable Licensed Product).

4.7.3Royalty Floor.  Notwithstanding Sections 4.7.1 and 4.7.2, on a Licensed Product-by-Licensed Product and country-by-country or region-by-region, as applicable, basis during the applicable Royalty Term, in no event shall the royalty payable by Rhythm to LGC hereunder be less than [***] of the royalties otherwise payable to LGC under Section 4.5 and Section 4.6, as applicable, with respect to a given Licensed Product in a given Calendar Year for Net Sales in a given country or region, unless Section 4.7.2(b) applies, in which case, the maximum reduction permitted under Section 4.7.2(b) shall apply with respect to such Licensed Product in such country or region.

Section 4.8Royalty Term.  Rhythm’s obligation to pay royalties (a) with respect to Licensed Products shall commence, on a country-by-country or region-by-region and Licensed Product-by-Licensed Product basis, on the earlier of [***], and shall expire, on a country-by-country or region-by-region and Licensed Product-by-Licensed Product basis, on the latest of [***]; and (b) with respect to Rhythm Products shall commence, on a country-by-country or region-by-region and product-by-product basis, on the earlier of [***], as applicable, the “Rhythm Royalty Term Start Date”), and shall expire, on a country-by-country or region-by-region and product-by-product basis on the latest of (I) the date on which there are no longer any Valid Claims of a Patent Right in such country or region Covering the composition of matter or method of use of any Licensed Product, (II) [***] from the date of First Commercial Sale of a Licensed Product in such country or region, provided there has been no Generic Entry in such country or region, and (III) the date on which there is no longer any Regulatory Exclusivity covering any Licensed

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Product in such country ((a) and (b), collectively, the “Royalty Term”). Notwithstanding the foregoing clause (b), [***]

Section 4.9Royalty Reporting and Payment.  Beginning upon the commencement of the first Royalty Term and continuing until the expiration of the last to expire Royalty Term, Rhythm shall, within [***] after the end of the applicable Calendar Quarter during which the applicable Net Sales were made, (a) prepare and deliver to LGC royalty reports of the Net Sales of Product(s) by the Selling Parties for such Calendar Quarter on a country-by-country or region-by-region and product-by-product basis, [***], and (b) pay to LGC the amount of royalties payable specified in such Royalty Report for such Calendar Quarter.

Section 4.10Payment Method.  Unless otherwise agreed by the Parties, all payments due from Rhythm to LGC under this Agreement shall be paid in Dollars by wire transfer or electronic funds transfer of immediately available funds to such account as may be specified to Rhythm by LGC in writing from time to time following the Effective Date.

Section 4.11Currency Conversion.  In the case of sales outside the United States, payments received by the Selling Party will be expressed in the U.S. Dollar equivalent calculated in the currency of the country of sale and converted to their U.S. Dollar equivalent using the average rate of exchange over the applicable Calendar Quarter to which the sales relate, in accordance with the Accounting Standards and the then current standard methods of the applicable Selling Party, to the extent consistently applied; provided, however, that if, at such time, such Selling Party does not use such a rate for converting into U.S. Dollar equivalents, then such Selling Party shall use a rate of exchange which corresponds to the rate of exchange for such currency reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available).  Rhythm will inform LGC as to the specific exchange rate translation methodology used for a particular country or countries and cause any Sublicensees to comply with the terms of this Section 4.11.

Section 4.12Late Payments.  In the event that any payment due hereunder that is not being disputed in good faith is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of [***].

Section 4.13Records and Audits.  Rhythm will keep complete and accurate records of the underlying revenue and expense data relating to its calculations of Net Sales and payments required under this Agreement for the longer of (a) the time period required by applicable Law, or (b) [***] following the Calendar Year to which such records pertain.  LGC will have the right, once annually at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by LGC and reasonably acceptable to Rhythm, review any such records of Rhythm or its Affiliates  (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than [***] prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Article 4.  Rhythm will receive a copy of the portions of each such report necessary to verify the accuracy of any purported discrepancy.  Should such inspection lead to the discovery of a discrepancy to LGC’s detriment, Rhythm will, within [***] after receipt of such report from the accounting firm,

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pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 4.12.  LGC will pay the full cost of the review unless the underpayment of amounts due to LGC is greater than [***] of the amount due for the entire period being examined [***], in which case Rhythm will pay the cost charged by such accounting firm for such review.  Should the audit lead to the discovery of a discrepancy to Rhythm’s detriment, Rhythm may credit the amount of the discrepancy, without interest, against future payments payable to LGC under this Agreement, and if there are no such payments payable, then LGC shall pay to Rhythm the amount of the discrepancy, without interest, within [***] of LGC’s receipt of the report.

Section 4.14Taxes. Rhythm shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of applicable Law.  LGC shall provide such information and documentation to Rhythm as is reasonably requested by Rhythm to determine if any withholding taxes apply to any payments to be made by Rhythm under this Agreement and to establish qualification for a reduced withholding rate or an exemption from such withholding tax under the applicable tax treaty or relevant statutory provision.  LGC shall provide to Rhythm such properly completed and duly executed documentation (for example, Internal Revenue Service Form W-9 or applicable Form W-8) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes. To the extent that applicable Law requires that taxes be withheld with respect to any payments to be made by Rhythm to LGC under this Agreement, Rhythm shall: (a) deduct such taxes from such payment, (b) pay the taxes to the proper Governmental Authority, and (c) send evidence of the obligation together with proof of tax payment to LCG on a reasonable and timely basis following such tax payment.  Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.  Each Party agrees to use commercially reasonably efforts to cooperate with the other Party in claiming refunds, reductions, or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect.  If Rhythm is required by applicable Law to deduct and withhold taxes on any payment to LGC and such withholding obligation arises solely as a result of any assignment of this Agreement by Rhythm as permitted under Section 14.8 or a change of its domicile (a “Withholding Tax Action”), then the sum payable by Rhythm (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that LGC actually receives, as appropriate, a sum equal to the sum that it would have received had no such Withholding Tax Action occurred. The obligation to pay additional amounts pursuant to the preceding sentence shall not apply to the extent such withholding tax (y) would not have been imposed but for any assignment of this Agreement by LGC as permitted under Section 14.8 or a change of LGC’s domicile or (z) is attributable to a failure by LGC to comply with the tax documentation requirements of this Section 4.14. To the extent Rhythm has paid LGC additional amounts in respect of a Withholding Tax Action under this Section 4.14 and LGC determines in good faith that it has actually realized an overall reduction in cash taxes otherwise due (determined on a with and without basis and taking into account the overall tax liability of LGC) as a result of a foreign tax credit against or other refund or relief from tax attributable to the withholding taxes in respect of which such additional amounts were paid, LGC shall pay to Rhythm an amount that LGC determines in good faith will leave LGC in the same after-tax position as it would have been had Rhythm not have been required to pay such additional amounts pursuant to this Section 4.14.

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ARTICLE 5. DEVELOPMENT

Section 5.1Responsibility for Development.

5.1.1Existing Phase 2 Trials.

(a)As soon as reasonably practicable following the Effective Date, LGC shall transfer sponsorship and responsibility for the Existing Phase 2 Trials to Rhythm and shall execute such documents and submit such Regulatory Filings as are necessary to effect such transfer, provided that, pending completion of such transfer, LGC shall:

(i)use reasonable efforts to diligently and efficiently continue the Existing Phase 2 Trials and shall conduct the Existing Phase 2 Trials in compliance with GCP, applicable Law, the relevant IND(s) and any directions of any applicable Governmental Authority or Regulatory Authority; and

(ii)obtain Rhythm’s consent (not to be unreasonably withheld) before:

(A)changing or adding any subcontractor engaged in the Existing Phase 2 Trials;

(B)making any changes to the protocol (including any endpoints) for, or any material amendments to the conduct of, the Existing Phase 2 Trials (including adding or substituting any clinical sites in which the Existing Phase 2 Trials are conducted); or

(C)terminating, disbanding or otherwise discontinuing the Existing Phase 2 Trials.

(b)[***].

(c)After completion of the transfer of the Existing Phase 2 Trials to Rhythm, Rhythm shall, [***]:

(i)use reasonable efforts to diligently and efficiently continue the Existing Phase 2 Trials and shall conduct the Existing Phase 2 Trials in compliance with GCP, applicable Law, the relevant IND(s) and any directions of any applicable Governmental Authority or Regulatory Authority; and

(ii)discuss via the JSC to enable the JSC to determine whether to:

(A)make any changes to the endpoints for the Existing Phase 2 Trials or any material changes to the protocol for, or any material amendments to the conduct of, the Existing Phase 2 Trials that would be reasonably expected to, based on objective scientific evidence, give rise to any adverse safety effect; or

(B)terminate, disband or otherwise discontinue the Existing Phase 2 Trials.

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Section 5.2Rhythm Responsibility.  Subject to Article 3 and Sections 5.1 and 5.3, following the Effective Date and during the Term, Rhythm shall be solely responsible for the research, development, commercialization and Exploitation of all Licensed Products, including regulatory, distribution, marketing and sales activities.

Section 5.3Rhythm Diligence Obligations.  Rhythm shall use Commercially Reasonable Efforts during the Term to research, develop, obtain Regulatory Approval for, and commercialize at least one Licensed Product in at least one Indication in [***].  Without limiting the foregoing, Rhythm shall complete the Existing Phase 2 Trial for HO by [***], provided that (a) the Parties shall discuss via the JSC any delay or anticipated delay in such date for completion; (b) such date for completion will be automatically extended during and to the extent of any period in which such Existing Phase 2 Trial has been placed on clinical hold by any competent Regulatory Authority or any other period in which the Existing Phase 2 Trial is delayed due to acts or circumstances beyond Rhythm’s reasonable control without its fault, including but not limited to actions taken by Regulatory Authorities or any inaction on the part of a Regulatory Authority; (c) such date shall be extended if and to the extent the JSC has agreed an alternative development plan and timeline pursuant to Section 3.2.8 and (d) such date may be further extended by the JSC upon Rhythm’s reasonable request submitted in writing at least [***] prior to the applicable date for completion of the Existing Phase 2 Trial for HO (as may be extended under the foregoing paragraph (b)) under this Section 5.3 (each Party’s consent on such matter not to be unreasonably withheld). The immediately preceding sentence shall also apply, mutatis mutandis, with respect to the Alternative Phase 2 Trial and the date for completion thereof agreed upon by the JSC.

Section 5.4Transfer of Licensed Know-How.  Promptly following the Effective Date and for no additional consideration (except as set forth in Section 5.4.6), LGC shall promptly disclose to Rhythm, or provide Rhythm with copies (both in print and, where available, electronic copies), and English summaries of any such Licensed Know-How that is not in English, of the Licensed Know-How in its possession or control in sufficient detail in order for a reasonably-skilled person to practice and Exploit such Licensed Know-How under the license granted to Rhythm in Section 2.1.  If Rhythm requests a full English translation of any such Licensed Know-How, such translation shall be provided by LGC [***]. Without limiting the foregoing, and provided that LGC will have no obligation to conduct any additional research or development activities to generate any such information, such transfer of Licensed Know-How shall include the following information:

5.4.1transfer of copies of the results of and data from all Clinical Trials and pre-clinical studies (including the Existing Phase 2 Trials) conducted prior to and as of the Effective Date relating to the Licensed Compound or Licensed Product (including all regulatory information, clinical data, pre-clinical data, hard-copy case report forms and reports);

5.4.2transfer of copies of all written communications with the FDA and other Regulatory Authorities (including for clarity, all eCTD sequences and source documents referenced therein) and the minutes of any meetings with the FDA and any such other Regulatory Authority, in each case relating to the Licensed Compound or Licensed Product;

5.4.3transfer of copies of the data and results of all chemistry manufacturing control activities relating to the Licensed Compound or Licensed Product;

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5.4.4transfer of copies of material development and manufacturing reports and summaries relating to the Licensed Compound or Licensed Product;

5.4.5transfer of copies of all documents supporting technical transfer received from a Third Party manufacturer of Licensed Compound or Licensed Product of LGC or its Affiliates; and

5.4.6during the [***] following the Effective Date, providing Rhythm with up to [***] of reasonable access to LGC personnel with relevant clinical and regulatory expertise to explain the Licensed Know-How transferred hereunder [***], and thereafter, upon Rhythm’s reasonable request and subject to availability of the applicable LGC personnel, providing Rhythm with reasonable access to LGC personnel with relevant clinical and regulatory expertise to explain the Licensed Know-How transferred hereunder [***].

Section 5.5Transfer of Regulatory Materials and Safety Database.  Without limiting the generality of Section 5.4, promptly following the Effective Date, LGC will (a) assign (or cause its Affiliates to assign) to Rhythm all Regulatory Filings with respect to the Licensed Compound or the Licensed Products which are Controlled by LGC as of the Effective Date, and (b) initiate the transfer to Rhythm of the global safety database for the Licensed Product(s) (the “Safety Database”).  LGC and Rhythm shall jointly work to complete the transfer of such Safety Database within [***] after the Effective Date.  In connection therewith, LGC and Rhythm shall enter into a pharmacovigilance agreement (the “Pharmacovigilance Agreement”).  Prior to the completion of the transfer of the Safety Database, Rhythm and LGC shall reasonably cooperate and use diligent efforts to ensure compliance with safety reporting requirements related to the Licensed Product(s) and LGC shall provide such safety information to Rhythm as Rhythm reasonably requests or otherwise as necessary to satisfy Rhythm’s regulatory or other legal obligations.  Following the completion of the transfer of the Safety Database, Rhythm shall assume ownership and control of the Safety Database.  With respect to any Regulatory Filings that LGC assigns to Rhythm, LGC shall, at Rhythm’s reasonable request therefor, promptly execute and deliver, or cause to be executed and delivered, to Rhythm or any applicable Regulatory Authority such endorsements, assignments, and other documents as are necessary to assign, convey, transfer, and deliver, as applicable, to Rhythm the same.

Section 5.6Transfer of Third Party Agreements.  Within [***] of the Effective Date, the Parties shall discuss in good faith and agree on which, if any, Third Party agreements entered into by LGC in connection with the Exploitation of the Licensed Product should be assigned to Rhythm (such agreements, the “Assigned Third Party Agreements”). Promptly after such agreement, LGC agrees to assign and Rhythm agrees to accept, the Assigned Third Party Agreements and the Parties will reasonably cooperate following the Effective Date to prepare and execute an assignment and assumption agreement, substantially in the form attached hereto as Exhibit C, of such Assigned Third Party Agreements. LGC agrees that it will indemnify, defend and hold Rhythm and its Affiliates and each of their successors and assigns harmless against any liabilities under the Assigned Third Party Agreements to the extent accruing prior to the execution of the assignment and assumption agreement, including liabilities arising from LGC’s breach of the Assigned Third Party Agreements; and Rhythm agrees that it will indemnify, defend and hold LGC and its Affiliates and each of their successors and assigns harmless against any obligations or liabilities under the Assigned Third Party Agreements to the extent accruing after the execution

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of the assignment and assumption agreement, including liabilities arising from Rhythm’s breach of the Assigned Third Party Agreements. Notwithstanding the foregoing, Rhythm shall promptly reimburse LGC for all fees and pass-through or other expenses accruing under the Assigned Third Party Agreements after the Effective Date but prior to the execution of the assignment and assumption agreement, in each case, (a) and (b), to the extent actually paid by LGC under any such Assigned Third Party Agreement.

ARTICLE 6. COMMERCIALIZATION

Section 6.1Diligence.  Subject to the remainder of this Section 6.1 and Section 6.4, Rhythm shall solely control and assume all responsibility, at its own cost, for conducting all commercialization activities relating to the Licensed Products, including marketing, promotion, sales detailing and, subject to Article 7, any other activities relating to the Exploitation of the Licensed Products.  Rhythm shall use Commercially Reasonable Efforts to commercialize a Licensed Product in any country in which Regulatory Approval for commercialization of such Licensed Product has been obtained and shall use Commercially Reasonable Efforts to commercialize the Licensed Products in accordance with the then-current commercialization plan. Without limiting the foregoing, Rhythm shall make a First Commercial Sale of a Licensed Product in [***] within [***] of receipt of Regulatory Approval therefor, provided that such period shall be tolled during and to the extent of any period in which Rhythm cannot reasonably make such First Commercial Sale due to acts or circumstances beyond Rhythm’s reasonable control without its fault, including but not limited to actions taken by Regulatory Authorities or any inaction on the part of a Regulatory Authority, manufacturing or supply chain issues, Third Party litigation related to a Licensed Product, or infringement or anticipated of Third Party intellectual property rights due to the commercialization of a Licensed Product.

Section 6.2Trademark Use.  Rhythm may, in its sole discretion, package, label, market, promote and sell the Licensed Products under any trademark (other than, for clarity, any trademark Controlled by LGC) in accordance with applicable Law.

Section 6.3Commercialization Updates.  Rhythm shall provide LGC, at least annually during the Royalty Term in [***], with high-level details of its plans for the commercialization of the Products in the upcoming year and a high-level written report summarizing its commercialization activities in the prior period.

Section 6.4Distribution in Korea. Rhythm agrees to grant, and hereby grants, to LGC an exclusive right to negotiate and enter into an exclusive distribution agreement for each Licensed Product in the Republic of Korea on commercially reasonable and customary terms, if Rhythm intends not to distribute any Licensed Product in the Republic of Korea itself or through any Affiliate of Rhythm, which distribution agreement will include, as LGC’s sole compensation to Rhythm, payment to Rhythm of a mutually-agreed, reasonable transfer price for the applicable Licensed Product(s).  If LGC elects to negotiate for an exclusive distribution agreement with respect to any Licensed Product, the Parties will promptly negotiate in good faith the terms of such exclusive distribution agreement for a period of [***] (the “Exclusivity Period”). If the Parties do not reach agreement within the Exclusivity Period (and the Exclusivity Period is not extended by mutual agreement), Rhythm shall have no further rights to negotiate with LGC and may enter an agreement with a Third Party with respect to such exclusive right to distribute the Licensed Product

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in the Republic of Korea but Rhythm shall not offer to a Third Party any substantive terms and conditions which are more favorable in any material respect than those last offered to LGC. If such distribution agreement is entered into between Rhythm and LGC, LGC shall consider and align its marketing strategy in the Republic of Korea with Rhythm’s global strategy for marketing and commercialization, in each case, in good faith, if provided by Rhythm and if compliant with applicable Law and practices specific to the Republic of Korea. For the avoidance of doubt, any sales by LGC pursuant to any such distribution agreement shall not be construed as Net Sales for the purposes of this Agreement and LGC shall not be considered a Sublicensee of Rhythm.

ARTICLE 7. SUPPLY

Section 7.1Clinical Supply for Existing Phase 2 Trial(s).

7.1.1Clinical Supply. Pursuant to the terms of a clinical supply agreement which the Parties will negotiate and use good faith efforts to execute within [***] of the Effective Date (the “Clinical Supply Agreement”) and associated quality agreement (the “Clinical Quality Agreement”) and, prior to execution of the Clinical Supply Agreement, pursuant to Section 7.1.2, LGC shall manufacture and supply (or ensure the manufacture and supply of) sufficient quantities of Licensed Product (in the form used by LGC in the applicable Existing Phase 2 Trial(s) as of the Effective Date) as necessary for the completion of the Existing Phase 2 Trial(s) and sufficient quantities of Licensed Compound (as manufactured by LGC for use in the applicable Existing Phase 2 Trial(s) as of the Effective Date) for any other clinical and pharmaceutical development activities (other than the Existing Phase 2 Trial(s)) conducted by Rhythm. [***].  Notwithstanding the foregoing, the Parties acknowledge and agree that the Clinical Supply Agreement and Clinical Quality Agreement will include commercially reasonable and customary provisions for such agreements, including with respect to representations and warranties, indemnification, and limitation of liability, and will supersede the obligations of the Parties in this Section 7.1 upon its execution.

7.1.2Shelf Life and Compliance. LGC shall ensure that, at the time of delivery of Licensed Product for development purposes in accordance with Section 7.1.1, and the terms of the Clinical Supply Agreement shall provide that:

(a)the Licensed Product shall have a remaining shelf life as is required to conduct the Clinical Trial for which it is being supplied;

(b)the Licensed Product shall have been manufactured, released, stored, supplied, packaged, and labelled in compliance with: (i) the applicable specifications; (ii) the Clinical Quality Agreement; and (iii) all applicable Law (including cGMP); and

(c)LGC shall be solely responsible for obtaining and maintaining (or for ensuring that its relevant subcontractor obtains and maintains) all approvals of Regulatory Authorities that are required to manufacture and supply the Licensed Product in compliance with applicable Law (including cGMP).

7.1.3Inspection.  If Rhythm becomes aware or determines that Licensed Product supplied by LGC to Rhythm pursuant to this Section 7.1 is not, or has not been manufactured, released, stored, supplied, packaged, and labelled, in compliance with the requirements set forth

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in Section 7.1.2, then Rhythm shall promptly provide written notice thereof to LGC and LGC shall remedy such non-compliance and, without limiting the foregoing, shall promptly enforce any rights or obligations under LGC’s written agreement with any contract manufacturing organization or Third Party supplier to ensure such violations are rectified promptly. In the event of such notice, or if Rhythm has reasonable concerns about compliance with such requirements, LGC shall, to the extent permitted under its applicable agreements, permit (and, to the extent permitted under its applicable agreements, shall cause its contract manufacturing organization or Third Party supplier to permit) Rhythm or an independent Third Party to enter the manufacturing site of such contract manufacturing organization or supplier to inspect and verify compliance with such requirements.

Section 7.2Other Clinical Supply.  If Rhythm desires to develop a Licensed Product in any form other than the form used by LGC in the applicable Existing Phase 2 Trial(s) as of the Effective Date, the Parties may discuss in good faith whether to enter into a supply agreement to govern the terms and conditions of the manufacture and supply of Licensed Compound by LGC to Rhythm and its Affiliates for use in such development activities, along with a related quality agreement.

Section 7.3Commercial Supply Agreement.  Without limiting Section 7.1 or Section 7.2, the Parties shall discuss in good faith whether to enter into a supply agreement to govern the terms and conditions of the manufacture and supply of Licensed Compound by LGC to Rhythm and its Affiliates, along with a related quality agreement. Such agreements, if executed between the Parties, will include commercially reasonable and customary provisions for such agreements, including with respect to representations and warranties, indemnification, and limitation of liability, and will supersede the obligations of the Parties in this Agreement upon its execution.

Section 7.4Manufacturing Technology Transfer.  Subject to any supply agreement executed by the Parties pursuant to this Article 7, LGC acknowledges and agrees that Rhythm shall be free at any time to manufacture or have manufactured the Licensed Compound or Licensed Products itself or via Third Party. Promptly upon the request of Rhythm, LGC shall, subject to Section 7.4.2, [***], provide Rhythm (or Rhythm’s designee) with a reasonable level of technical assistance and consultation in connection with the transfer of the manufacture of the Licensed Compound or the Licensed Product to Rhythm or its nominees, including, on Rhythm’s request and save to the extent already disclosed pursuant to Section 5.4:

7.4.1copies of all development Know-How and manufacturing Know-How Controlled by LGC, its Affiliates or subcontractors which are necessary to make, have made, test and release the Licensed Compound or Licensed Product, and English summaries of any such Know-How that is not in English, provided that, if Rhythm requests a full English translation of any such Know-How, such translation shall be provided by LGC [***]; and

7.4.2the assistance of LGC’s and its Affiliates’ and subcontractors’ employees and LGC’s and its Affiliates’ other internal resources and facilities to provide Rhythm with a reasonable level of technical assistance and consultation in connection with the transfer of the manufacture of Licensed Compound or Licensed Product and qualification of the successor manufacturing facility/ies with applicable Regulatory Authorities, which assistance shall be limited to [***].

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ARTICLE 8. PATENT PROSECUTION, MAINTENANCE AND INFRINGEMENT

Section 8.1Inventorship and Ownership of Intellectual PropertySection. All determinations of inventorship of intellectual property under this Agreement will be determined in accordance with U.S. patent law and as if all relevant activity took place in the United States.  LGC’s and its Affiliates’ solely owned inventions conceived in the course of activities conducted under this Agreement shall be automatically included in the Licensed Technology and licensed to Rhythm under Section 2.1. With respect to jointly owned inventions conceived in the course of activities conducted under this Agreement, except to the extent restricted by the licenses and other rights granted to the other Party under this Agreement or any other agreement between the Parties and subject to the payment obligations under Article 4 as applicable, each Party, as joint owners, shall be entitled to practice, license, assign, and otherwise exploit its undivided interest in the joint inventions without the duty of accounting or seeking consent from the other Party, provided, however, that the foregoing shall not be construed as granting or conveying to either Party any license or other rights to the other Party’s other intellectual property rights, unless otherwise expressly set forth in this Agreement. For clarity, LGC’s and its Affiliates’ undivided interest in any such joint inventions shall be automatically included in the Licensed Technology and licensed to Rhythm under Section 2.1.

Section 8.2Prosecution and Maintenance of Patent Rights.

8.2.1As between the Parties, Rhythm shall have the first right to file, prosecute and maintain all Licensed Patents and LGC Product Patent Rights, [***], using counsel reasonably acceptable to LGC. LGC shall promptly (and in any event within [***]) provide Rhythm with copies of correspondence or materials received from any Governmental Authority to the extent they relate to the Licensed Patents or LGC Product Patent Rights. LGC shall reasonably cooperate with Rhythm’s requests for data, affidavits, powers of attorney and other information and assistance to support prosecution, maintenance and defense of the Licensed Patents and LGC Product Patent Rights.  Rhythm shall keep LGC reasonably informed regarding the status of such prosecution, maintenance and defense activities.  Rhythm shall promptly upon receipt (and in any event within [***] forward to LGC copies of any material office actions, communications, and correspondence relating to the Licensed Patents or LGC Product Patent Right; LGC shall have the right to comment on and to discuss prosecution, maintenance and defense activities with Rhythm, and Rhythm shall provide LGC with drafts of all material filings (including provisional application filings and PCT national phase filings) and material correspondence at least [***] prior to filing (but at least [***] prior to national phase filings), unless a shorter period is required due to the urgency of the filing or correspondence, in which case Rhythm shall provide such drafts as soon as reasonably practicable, and shall confer with LGC with respect thereto (including in which countries to make national phase filings), and shall consider LGC’s comments thereon, in good faith.

8.2.2If any Patent Right is filed by Rhythm after the Effective Date or pending on the Effective Date [***] then Rhythm shall discuss with LGC via the JPC and coordinate on an appropriate filing strategy, including with a view to potentially obtaining separate Patent Rights for each of (y) and (z) (i.e. filing a separate application for an LGC Product Patent Right), but only to the extent (aa) permitted by applicable Law, (bb) doing so would not likely result in obviousness-type double patenting and (cc) would be in the interest of protecting the Licensed

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Products from competition.  Rhythm shall consider in good faith LGC’s comments regarding the filing strategy for any such LGC Product Patent Rights, but will ultimately have final decision-making authority with respect to any such filings subject to the foregoing clauses (aa), (bb) and (cc).

Section 8.3Orange Book Patents.  Rhythm shall discuss with the JPC and consider in good faith LGC’s comments, but will ultimately have the right in its good faith determination to make all filings with Regulatory Authorities with respect to the Licensed Patents, including as required or allowed (a) in the United States, in the FDA’s Orange Book and (b) in the European Union, under the national implementations of section 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents.

Section 8.4LGC Step-In Right.  Notwithstanding Section 8.2.1, if Rhythm declines to file, prosecute or maintain any Licensed Patents or LGC Product Patent Rights, elects to allow any Licensed Patents or LGC Product Patent Rights to lapse in any country, or elects to abandon any Licensed Patents or LGC Product Patent Rights (each, an “Abandoned Patent Right”), then:

(a)Rhythm shall provide LGC with reasonable notice of such decision so as to permit LGC to decide whether to file, prosecute or maintain such Abandoned Patent Rights and to take any necessary action (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office);

(b)LGC, [***], may assume control of the filing, prosecution or maintenance of such Abandoned Patent Rights, provided that with respect to an Abandoned Patent Right comprising an LGC Product Patent Right, LGC shall not, following such assumption of prosecution or maintenance, expand the claims in such LGC Product Patent Right to Cover setmelanotide or RM-718;

(c)LGC shall have the right to transfer the responsibility for such filing, prosecution and maintenance of such Abandoned Patent Rights to patent counsel (outside or internal) selected by LGC;

(d)Rhythm shall assist and cooperate with LGC’s reasonable requests to support transfer to LGC of the prosecution and maintenance of such Abandoned Patent Rights;

(e)Rhythm agrees to assign, and hereby assigns, to LGC any such Abandoned Patent Rights (other than Licensed Patents that are solely owned by LGC);

(f)any such Abandoned Patent Right that is not a Licensed Patent shall be automatically included in the Licensed Patents and licensed to Rhythm under Section 2.1 upon such assignment; and

(g)the rights and obligations of the Parties in this Article 8 (other than this Section 8.4) shall no longer apply to such Abandoned Patent Rights and the license granted to Rhythm in Section 2.1 to any Licensed Patents in the Abandoned Patent Rights shall become non-exclusive, provided that such Licensed Patents in the Abandoned Patent Rights shall remain Licensed Patents for all other purposes under this Agreement, and provided further that, with respect to any Licensed

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Patent in the Abandoned Patent Rights that is a pending patent application, in the event a patent issues with respect to any such Licensed Patent in the Abandoned Patent Rights, LGC shall provide reasonable notice to Rhythm thereof and if Rhythm, in its sole discretion, within [***] of such notice:

(i)Reimburses LGC for [***] of its reasonable costs and expenses related to the prosecution and maintenance of such Licensed Patent in the Abandoned Patent Rights within [***] of notice of issuance of any such patent, and

(ii)Assumes, in writing, the responsibility for the continued prosecution and maintenance of such Licensed Patent in the Abandoned Patent Rights [***],

then the license granted to Rhythm in Section 2.1 to such Licensed Patent in the Abandoned Patent Rights shall again become exclusive and the rights and obligations of the Parties in this Article 8 shall again apply to such Licensed Patent in the Abandoned Patent Rights.

Section 8.5Patent Term Extensions and Filings for Regulatory Exclusivity Periods.

(a)Rhythm shall discuss with the JPC and consider in good faith LGC’s comments, but will ultimately have sole responsibility and authority to determine in good faith whether to seek patent term extension or supplementary protection certificates or their equivalent for the Licensed Patents, in the jurisdictions where such protections are available.

(b)Rhythm shall discuss with the JPC and consider in good faith LGC’s comments, but will ultimately, have sole responsibility and authority to determine in good faith which Licensed Patents to list on any patent listings required for any Regulatory Exclusivity for Licensed Products or any patent term extension or supplementary protection certificates or their equivalent for the Licensed Patents.

Section 8.6Enforcement of Licensed Patents.

8.6.1Rhythm Enforcement.  Each Party will notify the other promptly in writing upon becoming aware or reasonably suspecting any infringement of a Licensed Patent by a Third Party.  As between the Parties, Rhythm shall have the first right, but not the obligation, to enforce the Licensed Patents against any infringement or alleged infringement thereof, and shall at all times keep LGC reasonably informed as to the status thereof.  Rhythm may, [***], institute suit against any such infringer or alleged infringer (including by way of counterclaim) and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 8.7. LGC shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at Rhythm’s expense.  Rhythm shall not enter into any settlement of any claim described in this Section 8.6.1 that results in any financial liability on the part of LGC or requires an admission of liability, wrongdoing or fault on the part of LGC, admits to the invalidity, non-infringement, narrowing of scope, or unenforceability of a Licensed Patent, grants a Third Party a license under the Licensed Patents in a manner that would require consent under Section 2.2 or otherwise materially impacts LGC’s rights under this Agreement, without LGC’s prior written consent.

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8.6.2LGC Enforcement.  If Rhythm elects not to enforce any Licensed Patent, then it shall so notify LGC in writing within [***] of receiving notice (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such infringement), and LGC may, in its sole judgment, and at its own expense, take steps to enforce any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 8.7.  Rhythm shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at LGC’s expense. LGC shall not enter into any settlement of any claim described in this Section 8.6.2 that results in any financial liability on the part of Rhythm, requires an admission of liability, wrongdoing or fault on the part of Rhythm, admits to the invalidity, non-infringement, narrowing of scope, or unenforceability of a Licensed Patent, grants a Third Party a license under the Licensed Patents that conflicts with the rights and licenses granted to Rhythm under this Agreement or otherwise materially impacts Rhythm’s rights under this Agreement, without Rhythm’s prior written consent.

8.6.3Cooperation with Respect to Enforcement.  Irrespective of which Party controls an action pursuant to this Section 8.6, the Parties will discuss in good faith the enforcing Party’s choice of counsel with respect to such enforcement action and the enforcing Party will consider in good faith the comments of the other Party with respect to strategic decisions and their implementation with respect to such action.  In furtherance of the foregoing, the Party initiating or defending any such enforcement action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice [***].

8.6.4Defense of Third Party Claims.  If either (a) any Licensed Product Exploited by or under authority of Rhythm becomes the subject of a Third Party’s claim or assertion of infringement of a patent relating to the Exploitation of such Licensed Product, or (b) a declaratory judgment action is brought naming either Party as a defendant and alleging non-infringement, invalidity or unenforceability of any of the Licensed Patents, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action.  Subject to Article 10, unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”).  If a Party is named in such legal action but not the other Party, then the other Party shall have the right to join, [***], any such legal action and to be represented in such action by its own counsel. Neither Party shall enter into any settlement of any claim described in this Section 8.6.4 that admits to the non-infringement, invalidity, narrowing of scope or unenforceability of the Licensed Patents or this Agreement, incurs any financial liability on the part of the other Party, or requires an admission of liability, wrongdoing or fault on the part of the other Party, without such other Party’s prior written consent.  In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and the Defending Party shall reimburse the other Party’s reasonable out-of-pocket costs associated therewith.

Section 8.7Recovery.  Except as otherwise provided, the costs and expenses of the Party bringing suit under Section 8.6 shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (a) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket

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costs of each Party in connection with such action; and then (b) the remainder of the recovery shall be shared as follows:

(a)If Rhythm is the Enforcing Party, to the extent that any such recovery, whether by judgment or otherwise, is attributable to loss of sales with respect to a Licensed Product and retained by Rhythm, as if such recovery were Net Sales under this Agreement; and

(b)If LGC is the Enforcing Party, [***].

Section 8.8Product Marking.  Rhythm will mark all Licensed Products in accordance with the applicable patent marking Laws, and will require all of its Sublicensees to do the same.  In addition, upon LGC’s request, Rhythm will include on the product primary/secondary packaging as appropriate, and the package insert, of any Licensed Product an appropriate reference to LGC as the originator of such Licensed Product; to enable such reference(s), the Parties will enter into a separate agreement, on LGC’s standard terms, for royalty-free use by Rhythm of LGC’s trademark(s) for such purpose.

ARTICLE 9. REPRESENTATIONS AND WARRANTIES

Section 9.1Mutual Representations and Warranties.  Each of LGC and Rhythm represent and warrant that:

(a)it is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and

(c)this Agreement is legally binding upon it and enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any applicable Law.

Section 9.2Additional LGC Representations and Warranties of LGC.  LGC represents and warrants that as of the Effective Date:

(a)Exhibit B sets forth a true, complete and accurate list of all Patent Rights that are Controlled by LGC as of the Effective Date and Cover the Licensed Compound or Licensed Product.

(b)LGC, along with its Affiliates, solely (or jointly with its Affiliates) owns all right, title and interest in the Licensed Technology and has the right to grant the licenses to Rhythm as purported to be granted hereunder.

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(c)the Licensed Technology is not subject to any liens or encumbrances, and LGC has not granted to any Third Party any rights or licenses under such Licensed Technology, in each case, that would conflict with the licenses granted to Rhythm hereunder.

(d)neither LGC nor its Affiliates is a party to an upstream agreement pursuant to which it obtained any rights to the Licensed Technology, other than any agreement with an employee, Third Party service provider or consultant in which such Third Party assigns rights in Licensed Technology to LGC or its Affiliate.

(e)to the actual knowledge of LGC, the issued Existing LGC Patents are valid and enforceable, and no patent application or registration within the Existing LGC Patents is the subject of any pending re-examination, interference, opposition, ex partes or inter partes proceeding, abandonment, cancellation, patent protest pursuant to 37 C.F.R. §1.291 or any other proceeding challenging the validity, patentability, ownership or inventorship of the Existing LGC Patents.

(f)LGC has no actual knowledge of, and has not received written notice of, any claim or litigation that has been brought or threatened in writing by any Third Party alleging that the Licensed Patents are infringed, invalid or unenforceable or that the manufacture, sale, offer for sale, or importation of the Licensed Compound or the Licensed Product infringes or misappropriates or would infringe or misappropriate any right of any Third Party.

(g)LGC has no actual knowledge that any Third Party intellectual property right would be infringed by the Exploitation of the Licensed Compound or the Licensed Product that is the subject of the Existing Phase 2 Trials.

(h)LGC has no actual knowledge that any Third Party is or was infringing or misappropriating the Licensed Technology.

(i)LGC and its Affiliates have taken commercially reasonable measures to protect the secrecy, confidentiality and value of the unpublished Licensed Know-How.

(j)to LGC’s actual knowledge, no event has occurred which has resulted in the unauthorized use or disclosure of any Licensed Know-How or which otherwise resulted in any Licensed Know-How falling into the public domain.

(k)LGC holds, and has operated in compliance with, such Regulatory Approvals and other permits, licenses, authorizations and clearances of all applicable Regulatory Authorities required in connection with the development to date of the Licensed Compound and Licensed Product for the conduct of the Existing Phase 2 Trials as conducted prior to the Effective Date.

(l)LGC and its Affiliates have complied, to LGC’s actual knowledge, with all applicable Laws in connection with the development of the Licensed Compound and Licensed Product.

(m)neither LGC nor any of its Affiliates has received any warning letters or written correspondence from any Regulatory Authority or other Governmental Authority requiring the termination or suspension of any Clinical Trial (including the Existing Phase 2 Trials) or pre-clinical studies or tests with respect to the Licensed Compound or Licensed Product or requiring

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the material modification of the conduct of the Existing Phase 2 Trials as being conducted on the Effective Date.

(n)LGC has made available to Rhythm complete and accurate copies of all INDs, Regulatory Approvals and Regulatory Filings held by LGC or its Affiliates for the Licensed Compound and any Licensed Product.

(o)to LGC’s actual knowledge, all Regulatory Filings filed by LGC with respect to the Licensed Compound and the Licensed Products prior to the Effective Date were, at the time of filing or amendment, true and complete in all material respects.

(p)neither LGC nor its Affiliates nor, to LGC’s actual knowledge, its Third Party manufacturers has received any notice on Form 483 or other notices of material noncompliance with applicable Laws relevant to the manufacture of a Licensed Compound or Licensed Product, and no such entity has entered into a consent decree or similar arrangement with respect to the manufacture of a Licensed Compound or Licensed Product.

(q)neither LGC nor its Affiliates nor, to LGC’s actual knowledge, its Third Party independent contractors have used in connection with Licensed Compound or Licensed Product any Person that has been or is debarred pursuant to Section 306 of the FDCA or its non-U.S. equivalents or excluded or is the subject of debarment or exclusion proceedings by any Governmental Authority.

(r)to LGC’s knowledge, no litigation has been brought or threatened in writing by any Third Party alleging that the Exploitation of a Licensed Product to treat a human patient has caused a serious injury, harm or death of such patient.

(s)to LGC’s actual knowledge, all development, manufacturing or use of any Licensed Product, by or on behalf of LGC, its Affiliates or their respective Sublicensees prior to the Effective Date, was conducted in compliance with all applicable Laws, including GCP and cGMP.

(t)LGC’s provision of data, information and documents to Rhythm in the electronic data room or otherwise in writing as part of the diligence process prior to the Effective Date did not intentionally or knowingly (provided no implied knowledge shall be imputed on LGC) contain any untrue statement of a material fact and did not intentionally or knowingly (provided no implied knowledge shall be imputed on LGC) fail to disclose any material fact in LGC’s possession or control, in each case with respect to the Licensed Compound, the Licensed Product that is the subject of the Existing Phase 2 Trials prior to the Effective Date, or the Existing LGC Patents, that, on an objective basis and taking into account the status of development of such Licensed Product and all the information made available to Rhythm and Rhythm’s expertise as a pharmaceutical company, would reasonably be expected to be relied upon by Rhythm and knowledge of which material fact would be reasonably likely to have caused Rhythm not to enter into this Agreement.

Section 9.3Additional Mutual Covenants.

(a)Each Party covenants that it shall comply (and shall cause its Affiliates, agents, subcontractors and other representatives to comply) with all Data Protection Laws and Exhibit D to this Agreement, each of the foregoing with respect to Transferred Data provided to or received

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from the other Party hereunder.  Each Party agrees that, for the purpose of Data Protection Laws, each respective Party operates or will take all reasonable steps required by Data Protection Laws to allow it to operate, as a separate and independent controller in respect of the Transferred Data hereunder.

Section 9.4Additional Covenants of LGC.

(a)In the performance of its obligations and exercise of its rights under this Agreement, LGC shall comply, and shall cause its Affiliates and its and their employees and contractors to comply, with all applicable Laws, including the Foreign Corrupt Practices Act.

(b)LGC and its Affiliates shall not assign, transfer, encumber, or otherwise grant any Third Party any rights with respect to the Licensed Technology that would conflict with or adversely affect the rights granted to Rhythm under this Agreement.

(c)With respect to any agreement under which any Licensed Technology is in-licensed by LGC or its Affiliates, LGC and its Affiliates shall:

(i)not materially breach or be in material default under any such agreement and shall promptly take all reasonable steps to remedy any such breach of which it becomes aware;

(ii)not do any act or make any omission that would be reasonably likely to give rise to a termination right of any other party to any such agreement;

(iii)not terminate any such agreement or agree, consent, or acquiesce to amend, supplement, modify, or waive any provision thereof, in each case, that would conflict with or adversely affect the rights granted to Rhythm under this Agreement; and

(iv)not assign, novate or otherwise transfer any such agreement, except in connection with a permitted assignment of this Agreement in accordance with Section 14.8.

Section 9.5Covenants of Rhythm.

(a)In the performance of its obligations and exercise of its rights under this Agreement, Rhythm shall comply, and shall cause its Affiliates and Sublicensees and its and their employees and contractors to comply, with all applicable Laws, including the Foreign Corrupt Practices Act.

(b)Rhythm shall perform its activities pursuant to this Agreement, in compliance (and shall ensure compliance by its Affiliates, Sublicensees and subcontractors) in all material respects with all applicable Laws, including GCP and cGMP as applicable.

(c)[***]

(d)To its actual knowledge, Rhythm will not (i) employ or use, nor hire or use any contractor or consultant that employs or uses, any individual or entity, including a clinical investigator, institution or institutional review board, debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the United States) or (ii) employ

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any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States), in each of subclauses (i) and (ii) in the conduct of its activities under this Agreement.

(e)Rhythm and its Affiliates shall not assign, transfer, encumber, or otherwise grant any Third Party or controlling Affiliate any rights with respect to any LGC Product Patent Rights, or any Patent Right that would be included in the Reversion License, that would conflict with or adversely affect the rights granted to LGC under this Agreement.

Section 9.6Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, ORAL, WRITTEN, EXPRESS, IMPLIED, OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OR THOSE ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE IN TRADE, AND EACH PARTY HEREBY DISCLAIMS, AND ACKNOWLEDGES AND AGREES TO THE DISCLAIMER BY THE OTHER PARTY OF, ALL REPRESENTATIONS AND WARRANTIES OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS ARTICLE 9.

ARTICLE 10. INDEMNIFICATION AND LIABILITY

Section 10.1Indemnity by Rhythm.  Rhythm agrees to defend, indemnify and hold harmless LGC and its (and its Affiliates’) directors, officers, employees and agents (the “LGC Indemnified Parties”) from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) to the extent resulting from any Third Party claim arising out of or otherwise relating to:

(a) the negligence or willful misconduct of a Rhythm Indemnified Party in connection with its activities under this Agreement;

(b) the breach of this Agreement, including the representations, warranties and covenants made hereunder, by Rhythm; or

(c) the Exploitation of any Product by or on behalf of Rhythm, its Affiliates, or their respective Sublicensees,

except, in each case, to the extent that such Losses are subject to indemnification by LGC under Section 10.2.

In the event of any such claim against the LGC Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (y) LGC promptly notifying Rhythm in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of Rhythm except to the extent Rhythm is actually prejudiced thereby) and (z) LGC granting Rhythm sole management and control, at Rhythm’s sole expense, over the defense of the claim and its settlement (provided, however, that Rhythm shall not settle any such claim without the prior written consent of LGC if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by a LGC Indemnified Party), would bind or impair a LGC Indemnified Party, or includes

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any admission of wrongdoing or that any intellectual property or proprietary right of LGC or this Agreement is invalid, narrowed in scope or unenforceable).

Section 10.2Indemnity by LGC.  LGC agrees to defend, indemnify and hold harmless Rhythm and its (and its Affiliates’) directors, officers, employees and agents (the “Rhythm Indemnified Parties”) from and against any Losses to the extent resulting from any Third Party claim arising out of or otherwise relating to:

(a)the negligence or willful misconduct of an LGC Indemnified Party in connection with activities under this Agreement;

(b)the breach of this Agreement, including the representations, warranties and covenants made hereunder, by LGC (excluding, for clarity, manufacture and supply under any supply agreement executed by the Parties pursuant to Article 7, with respect to which the terms of such agreement, as applicable, shall govern);

(c)death or personal injury caused by the manufacture or use of any Licensed Product by or on behalf of LGC, its Affiliates, or their respective licensees, wherein such Licensed Product was administered in a Phase 1 Clinical Trial or the Existing Phase 2 Trial(s), in each case, prior to the Effective Date; or

(d)the Existing Phase 2 Trial(s) prior to the transfer of sponsorship and responsibility to Rhythm in accordance with Article 5 (but only to the extent such activities directly cause such Losses),

except to the extent that such Losses are subject to indemnification by Rhythm under Section 10.1.

In the event of any such claim against the Rhythm Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (y) Rhythm promptly notifying LGC in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of LGC except to the extent LGC is actually prejudiced thereby) and (z) Rhythm granting LGC sole management and control, at LGC’s sole expense, over the defense of the claim and its settlement (provided, however, that LGC shall not settle any such claim without the prior written consent of Rhythm if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by a Rhythm Indemnified Party), would bind or impair a Rhythm Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Rhythm or this Agreement is invalid, narrowed in scope or unenforceable).

Section 10.3Indemnification Procedures.

10.3.1Promptly after receipt by a party seeking indemnification under this Article 10 (an “Indemnitee”) of notice of any pending or threatened Third Party claim against it which is covered by such indemnity, such Indemnitee shall give written notice thereof to the Party from whom the Indemnitee is entitled to seek indemnification pursuant to this Article 10 (the “Indemnifying Party”).

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10.3.2The Indemnitee:

(a)shall not at any time admit liability or otherwise settle or compromise, or attempt to settle or compromise, the matter (or any aspect of it) except on the Indemnifying Party’s express written instructions;

(b)if the Indemnifying Party assumes such defense, may participate therein through counsel of its own choice at such Indemnitee’s sole cost and expense; provided, however, that the Indemnifying Party shall pay the fees and expenses of such separate counsel if the interests of the Indemnitee and Indemnitee with respect to such matter are sufficiently adverse to prohibit the representation by the same counsel of both the Indemnifying Party and the Indemnitee under applicable Laws, ethical rules, or equitable principles; and

(c)shall act in accordance with the Indemnifying Party’s reasonable instructions, and give the Indemnifying Party such assistance as it may reasonably require in the conduct of any such defense, negotiation or settlement, and the Indemnifying Party shall reimburse the reasonable and verifiable out-of-pocket costs and expenses incurred by the Indemnitee.

Section 10.4LIMITATION OF LIABILITY.  SUBJECT TO THE BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT OR SPECIAL OR CONSEQUENTIAL DAMAGES HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  THE LIMITATIONS SET FORTH IN THIS SECTION 10.4 SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 11 (CONFIDENTIALITY) OF THIS AGREEMENT, (B) THE FRAUD, INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY, (C) THE INDEMNIFICATION OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 10, OR (D) LIABILITY OF A PARTY FOR ITS INFRINGEMENT OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY THAT ARE SUBJECT TO THIS AGREEMENT.  IN ADDITION, IN NO EVENT SHALL LGC’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO SUPPLY OF LICENSED COMPOUND OR LICENSED PRODUCT UNDER SECTION 7.1 OF THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL AMOUNT PAID BY RHYTHM FOR SUPPLY OF LICENSED COMPOUND OR LICENSED PRODUCT UNDER THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, ANY LIABILITY OF LGC IN CONNECTION WITH SUPPLY UNDER THE AGREEMENTS EXECUTED IN ACCORDANCE WITH SECTION 7.2 OR 7.3 SHALL BE GOVERNED BY THE APPLICABLE AGREEMENT, AND LGC SHALL HAVE NO LIABILITY HEREUNDER WITH RESPECT TO SUPPLY OF LICENSED COMPOUND OR LICENSED PRODUCT UNDER ANY SUCH AGREEMENT.

ARTICLE 11. CONFIDENTIALITY

Section 11.1Confidential Information.

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11.1.1Confidential Information.  Each Party and its Affiliates (“Disclosing Party”) may disclose to the other Party and its Affiliates (“Receiving Party”), and Receiving Party may receive during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” means all confidential or proprietary information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing that the Disclosing Party has received from Third Parties.

11.1.2Restrictions.  During the Term and for [***] thereafter (or, with respect to Confidential Information that is a trade secret of the Disclosing Party, until such later date as such trade secret no longer qualifies as a trade secret under applicable Law), Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). Receiving Party will not use Disclosing Party’s Confidential Information except, subject to Section 11.1.4, as necessary for the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent to Receiving Party’s Affiliates and their employees or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in this Article 11.

11.1.3Exceptions.  Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure by the Disclosing Party or its Affiliates, without an obligation of confidentiality; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained by Receiving Party or any of its Affiliates from a Third Party, lawfully permitted to make such disclosure, without an obligation of confidentiality; or (d) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the use of or reference to Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.  Any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

11.1.4Permitted Disclosures.  Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)in order to comply with applicable Law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

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(b)in connection with prosecuting or defending litigation, seeking, obtaining and maintaining Regulatory Approvals and other Regulatory Filings and communications, and, with Disclosing Party’s prior written consent, filing, prosecuting and enforcing patents in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(c)to (sub)licensees or bona fide prospective (sub)licensees, subcontractors or bona fide prospective subcontractors, payors, consultants, agents and advisors on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in this Article 11; and

(d)to actual or bona fide prospective investors, acquirers, merger partners, sources of finance and to any investment advisors, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in this Article 11.

With respect to Sections 11.1.4(a) or 11.1.4(b) (other than Regulatory Approvals and other Regulatory Filings and communications), where reasonably practicable, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and Receiving Party will not unreasonably reject any comments of Disclosing Party with respect thereto.

With respect to disclosures to bona fide prospective (sub)licensees pursuant to Sections 11.1.4(c) or 11.1.4(d), the Parties may disclose a copy of this Agreement only in a form redacting milestone payments and royalties.  Each Party agrees to use reasonable efforts to limit the scope of each incidence of disclosure to only what is necessary for the legitimate underlying transaction that advances the general goals of this Agreement.

Section 11.2Terms of this Agreement.  The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 11.1.4.  Notwithstanding the foregoing, either Party or its Affiliates may disclose the relevant terms of this Agreement to the extent required to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent Governmental Authority in any country in the Territory, provided that such Party shall submit a redacted form of this Agreement, which redacted form of this Agreement shall be provided to the other Party for review and comment and which comments shall be considered in good faith by the disclosing Party. Subject to Section 8.8, Rhythm shall not use the name, trademark, logo, or physical likeness of LGC or its respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without LGC’s prior written consent. Except as required by Law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld, conditioned or delayed, provided that after the release of such a press release, each Party may each disclose to Third Parties the information contained in such press

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release without the need for further approval by the other Party.  The Parties have agreed on an initial press release with respect to their execution of this Agreement, as set forth in Exhibit E.

Section 11.3Publications.

11.3.1Right to Publish.  Subject to the provisions of Sections 11.1 and 11.2, Rhythm shall have the sole right to publish with respect to the Licensed Compound and Licensed Products in scientific publications, and to make scientific presentations on the Licensed Compound and Licensed Products, provided that the information in each such publication or presentation shall be true and in compliance with applicable Laws.  Rhythm shall provide LGC a copy of any such publication or presentation with a period of at least [***] to review and provide comments thereon, which comments Rhythm will consider in good faith.

Section 11.4Attorney-Client Privilege.  Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants or plaintiffs in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but will not unreasonably refuse to do so.

Section 11.5Expiration or Termination.  Upon expiration or termination of this Agreement in its entirety, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party (a) may keep one (1) copy of such materials for archival purposes only subject to continuing confidentiality obligations, (b) is not required to find and delete electronic copies made under the Party’s schedule of automatic, archival records back-up, (c) may retain and continue to use such Confidential Information of the other Party only to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement, and (d) will not be required to destroy any jointly-owned invention.

ARTICLE 12. TERM AND TERMINATION

Section 12.1Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless terminated earlier as provided in this Article 12, shall continue in full force and effect until expiration of the last-to-expire Royalty Term for the Licensed Product(s).  Upon expiration (but not termination) of this Agreement, on a Licensed Product-by-Licensed Product and country-by-country or region-by-region basis, the licenses granted to Rhythm by LGC under this Agreement to Exploit the Licensed Product(s) shall be fully paid-up, perpetual, and irrevocable.

Section 12.2Termination by Rhythm.

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12.2.1Breach by LGC.

(a)Subject to Section 12.2.1(b), Rhythm shall have the right to terminate this Agreement in full in the event LGC materially breaches this Agreement and such breach has not been cured within [***] after written notice thereof is provided to LGC by Rhythm.  Any termination of this Agreement under this Section 12.2.1 shall become effective at the end of the applicable cure period.

(b)If LGC disputes in good faith the existence or materiality of a breach specified in a notice provided by Rhythm to LGC pursuant to Section 12.2.1(a), and LGC provides notice to Rhythm of such dispute within the applicable cure period, LGC may require the Executive Officers to meet and confer in good faith to resolve such breach condition.  The Executive Officers of the Parties shall, as soon as reasonably practicable after LGC’s notice of such dispute, meet and confer in good faith regarding such dispute at such time and place as mutually agreed upon by such Parties.  If the Executive Officers are unable to reach unanimous agreement on any such matter within [***], then such matter will be decided by arbitration in accordance with Section 14.5. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect, the Parties shall continue to perform all of their respective obligations hereunder, and Rhythm shall not have the right to terminate this Agreement pursuant to Section 12.2.1(a) on the basis of such disputed breach.

12.2.2Phase 2 Failure.  [***]

12.2.3At Will.  Rhythm may terminate this Agreement in its entirety at will, in its sole discretion, on not less than [***] prior written notice to LGC, provided that, if the First Commercial Sale of a Licensed Product has occurred anywhere in the Territory, such prior written notice shall be not less than [***].

Section 12.3Termination by LGC.

12.3.1Breach by Rhythm.

(a)Subject to Section 12.3.1(b), LGC shall have the right to terminate this Agreement in full in the event Rhythm materially breaches this Agreement and such breach has not been cured within [***] (or with respect to any breach of any undisputed payment obligations, [***]) after written notice thereof is provided to Rhythm by LGC. Any termination of this Agreement under this Section 12.3.1 shall become effective at the end of the applicable cure period.

(b)If Rhythm disputes in good faith the existence or materiality of a breach specified in a notice provided by LGC to Rhythm pursuant to Section 12.3.1(a), and Rhythm provides notice to LGC of such dispute within the applicable cure period, Rhythm may require the Executive Officers to meet and confer in good faith to resolve such breach condition.  The Executive Officers of the Parties shall, as soon as reasonably practicable after Rhythm’s notice of such dispute, meet and confer in good faith regarding such dispute at such time and place as mutually agreed upon by such Parties.  If the Executive Officers are unable to reach unanimous agreement on any such matter within [***], then such matter will be decided by arbitration in accordance with Section 14.5. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect, the Parties shall continue to perform

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all of their respective obligations hereunder, and LGC shall not have the right to terminate this Agreement pursuant to Section 12.3.1(a) on the basis of such disputed breach.

12.3.2Patent Challenge. LGC may terminate this Agreement upon written notice to Rhythm if (a) Rhythm or any of its Affiliates, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, or challenges the validity or enforceability of, any Licensed Patent other than as may be necessary or reasonably required to assert a defense, cross-claim, or counter-claim in an action or proceeding asserted by LGC or its Affiliates or to respond to a court request or order or administrative agency request or order that is not in response to any action or proceeding initiated by Rhythm or its Affiliates directly or indirectly through a Third Party (each such challenge, a “Challenge”) or (b) any of Rhythm’s Third Party Sublicensees participates in a Challenge and Rhythm does not send notice to terminate its sublicense with such Sublicensee within [***] following receipt of such notice from LGC, with such termination to be effective within [***] of such notice from LGC (subject to any surviving terms or wind-down provisions set forth in the applicable sublicense), unless, in either case (a) or (b), Rhythm or its applicable Affiliate or Sublicensee has filed a motion to dismiss with prejudice such action or caused such action to be dismissed with prejudice within [***] following receipt of such notice from LGC. Notwithstanding the foregoing, none of the following activities shall be a Challenge and LGC shall not have a right to terminate this Agreement under this Section 12.3.2 with respect to: (y) any actions undertaken by an Affiliate of Rhythm that first becomes such an Affiliate as a result of an acquisition of all or any part of Rhythm or any of its Affiliates, where such new Affiliate was participating in the Challenge prior to such acquisition, unless the primary purpose of such acquisition is to defeat LGC’s rights under this Agreement; and (z) situations where Rhythm or its Affiliate or Sublicensee is required to participate in a challenge to the validity, scope, or enforceability of, or otherwise oppose, any Licensed Patent pursuant to a subpoena or court order. For clarity, this Section 12.3.2 shall not apply to arguments made by Rhythm or its Affiliates or Sublicensees that distinguish the inventions claimed in a Licensed Patent from those claimed in the patent applications owned or controlled by Rhythm or any of its Affiliates or Sublicensees in the ordinary course of ex parte prosecution of such patent applications.

12.3.3Phase 2 Failure.  [***]

Section 12.4Cessation of DevelopmentSection/Commercialization.  If,

(a) prior to at least one (1) Licensed Product obtaining Regulatory Approval in at least one (1) of the United States, the United Kingdom, France, Germany, Italy or Spain, Rhythm and its Affiliates and Sublicensees have suspended or do not have (and do not have any reasonably scheduled plans for) any ongoing development activities for a period of [***]; or

(b) after at least one (1) Licensed Product obtains Regulatory Approval (including Reimbursement Approval, if applicable) in at least one of the United States, the United Kingdom, France, Germany, Italy or Spain, Rhythm and its Affiliates and Sublicensees have suspended or are not commercializing for a period of [***] during the Royalty Term, at least one (1) Licensed Product in any of the United States, the United Kingdom, France, Germany, Italy or Spain,

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then LGC shall have the right to terminate this Agreement in full unless Rhythm has, within [***] after written notice thereof is provided to Rhythm by LGC, taken any actions required to begin development or commercialization of at least one (1) Licensed Product, as applicable, provided that the aforementioned [***] period (as applicable) shall be tolled during and to the extent of any period in which Rhythm cannot reasonably maintain or conduct such development or commercialization due to acts or circumstances beyond Rhythm’s reasonable control without its fault, including but not limited to actions taken by Regulatory Authorities or any inaction on the part of a Regulatory Authority, manufacturing or supply chain issues, Third Party litigation related to the safety of a Licensed Product, or as a result of the infringement or anticipated infringement of any Third Party intellectual property rights due to the commercialization of a Licensed Product.

Section 12.5Termination Upon Bankruptcy.  Subject to applicable Law and Section 14.2, either Party may terminate this Agreement immediately upon written notice to the other Party, if, at any time, the other Party shall (a) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (b) propose a written agreement of composition or extension of its debts, (c) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within [***] after the filing thereof, (d) propose or be a party to any dissolution or liquidation, (e) make an assignment for the benefit of its creditors, or (f) admit in writing its inability generally to meet its obligations as they fall due in the general course. Each Party shall promptly notify the other Party of the occurrence of any of the foregoing (a) – (f) with respect to such Party or if it determines to effect an assignment for the benefit of creditors, dissolution, liquidation, or any insolvency or bankruptcy proceeding.

Section 12.6Effects of Termination.

(a)Upon the effective date of termination by a Party pursuant to Sections 12.2 - 12.5:

(i)All rights and licenses granted by LGC to Rhythm in Article 2 will terminate, and Rhythm and its Affiliates, and (subject to Section 12.6(e)) Sublicensees will cease all use of Licensed Know-How and Licensed Patents and all Exploitation of any Licensed Compound or Licensed Product, except to the extent required to fulfill its obligations under this Section 12.6.

(ii)If requested by LGC within [***] of the effective date of termination, Rhythm will, within [***] of such request, promptly transfer to LGC (or its designated Affiliate or subcontractor) all Licensed Product inventory, final Licensed Product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples and packaged retention samples, to the extent then-existing.  LGC will pay to Rhythm for the transfer of such materials requested by LGC under this Section 12.6(a)(ii) an amount equal to Rhythm’s cost of such materials. If LGC does not request transfer of such items pursuant to this Section 12.6(a)(ii) within [***] of the effective date of termination, Rhythm will destroy such items in compliance with applicable Laws.

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(iii)If requested by LGC within [***] of the effective date of termination, Rhythm will, within [***] of such request:

(A)transfer and assign, or have transferred and assigned, to LGC or its designee all Regulatory Filings and Regulatory Approvals for the LGC Products then owned by Rhythm or its Affiliates or Sublicensees (as well as all written communications with any Regulatory Authorities and the minutes of any meetings therewith, in each case to the extent relating to the Licensed Compound or LGC Product) and, effective upon the effective date of such request, appoint LGC as Rhythm’s or its Affiliates’ or Sublicensees’ agent for all matters involving Regulatory Authorities for the LGC Product until all such Regulatory Filings and Regulatory Approvals have been assigned or transferred to LGC or its designee;

(B)transfer and assign, or have transferred and assigned, to LGC or its designee Rhythm’s rights, title, and interests in and to all Clinical Trial agreements, manufacturing and supply agreements, and distribution agreements (to the extent assignable and not cancelled), to which Rhythm is a party, in each case, specifically related to any LGC Product and that are necessary or useful for the Exploitation of such LGC Products, to the extent that each such contract is assignable; and

(C)subject to Section 12.6(b)(iii) if applicable, transfer and assign, or have transferred and assigned to LGC or its designee all copies of (1) the results of and data from all Clinical Trials and pre-clinical studies (including the Existing Phase 2 Trials) conducted relating to the Licensed Compound or an LGC Product, (2) the data and results of all chemistry manufacturing control activities to the extent relating to the Licensed Compound or an LGC Product, and (3) all other Know-How to the extent relating to the Licensed Compound or an LGC Product, in each case (1) – (3) to the extent then owned by Rhythm or its Affiliates or Sublicensees; and

(D)provide reasonable consultation and assistance to LGC [***] in connection with the transfer and transition to LGC of all manufacturing processes (including materials and such other information) solely as is necessary to manufacture the Licensed Compound and LGC Products as then being manufactured at the time of termination, in each case, such transition to be completed in a reasonably prompt period and to extend no longer than [***] (or such longer period of time as is reasonably necessary to ensure continued access to maintain patient safety), to the extent necessary for LGC to continue Exploiting the Licensed Compound and LGC Products (as the Licensed Compound and LGC Products are being Exploited at the time of such termination).

[***]

(b)Upon the effective date of termination of this Agreement pursuant to Sections 12.2 - 12.5:

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(i)Rhythm agrees to transfer and assign, and hereby transfers and assigns, to LGC or its designee all (A) trademarks used, or intended for use, solely with an LGC Product (other than corporate marks), and all goodwill associated therewith, (B) domain names used solely for an LGC Product, and (C) all LGC Product Issued Patent Rights [***], in each case (A), (B), or (C), then owned by Rhythm or its Affiliates. [***];

(ii)Rhythm agrees to grant, and hereby grants, to LGC or its designee a worldwide, royalty-bearing (in accordance with Section 12.6(b)(iii), as applicable), [***] license, with the right to grant and authorize sublicenses, under the Patent Rights, [***], owned by Rhythm or its controlled Affiliates (A) claiming inventions which are conceived or developed in the course of activities conducted under this Agreement (and which do not issue from or claim priority to or from any patent or patent application filed by Rhythm or its Affiliates prior to the Effective Date) and Cover the LGC Products (in such form as such LGC Products have been developed by Rhythm, its Affiliates or Sublicensees under this Agreement prior to the termination date), (B) that Cover the Licensed Compound or the LGC Products and Rhythm or its controlled Affiliate has, in support of such Patent Rights, [***], or (C) that claim priority to or from any LGC Product Patent Right and Cover the Licensed Compound or the LGC Products, in each case (A), (B) or (C), to Exploit Licensed Products, including as may be further developed by LGC, its Affiliates or sublicensees, in the Field (the “Reversion License”). [***].  For the avoidance of doubt, the Reversion License does not include any rights with respect to any Rhythm Products or any rights under any Patent Rights owned by a Third Party that are licensed by Rhythm or its Affiliates; and

(iii)if this Agreement is terminated for any reason, other than termination by LGC pursuant to Section 12.3.1 or 12.3.2, following [***] for a Licensed Product, or if this Agreement is terminated at any time by Rhythm pursuant to Section 12.2.1, then in consideration for the grant of the Reversion License and the transfer under Section 12.6(a)(iii)(C), LGC shall pay to Rhythm a royalty of [***] on Net Sales (modified mutatis mutandis to replace references to Rhythm with references to LGC) of the Licensed Product; such royalties shall be payable on a country-by-country or region-by-region and Licensed Product-by-Licensed Product basis until the latest to occur of: [***] (the “LGC Royalty Term”) (in each case of (A) - (D), subject to Sections 4.7.1, 4.7.2, 4.9, 4.10, 4.11, 4.12, 4.13, and 4.14, in each case, modified mutatis mutandis to swap references to each Party and to replace references to Royalty Term with references to LGC Royalty Term, as applicable). Upon the final payment of such royalty amounts, the Reversion License shall become fully paid-up.

(c)After the effective date of termination by a Party pursuant to Sections 12.2 - 12.5, the Parties may, upon LGC’s written request, negotiate in good faith a license to LGC, under the Patent Rights, [***], which (i) are owned or Controlled by Rhythm or its Affiliates, (ii) claim inventions which were utilized or practiced by or on behalf of Rhythm or its Affiliates in the course of activities conducted under this Agreement and (iii) are necessary to Exploit Licensed Products (the “Background Product Patent Rights”), including as may be further developed by LGC, its Affiliates or their sublicensees, in the Field.  For clarity, nothing in this Section 12.6(c) requires Rhythm to grant a license under the Background Product Patent Rights and any such license, if agreed, shall expressly exclude the right to use such Background Product Patent Rights other than

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for the Exploitation of the Licensed Products and shall not preclude Rhythm from Exploiting the Rhythm Products that do not contain the Licensed Compound. Within [***] after the effective date of termination by a Party pursuant to Sections 12.2 - 12.5, Rhythm will notify LGC in writing of any Background Product Patent Rights.

(d)THE PARTIES AGREE AND ACKNOWLEDGE THAT [***] IS GRANTED ON AN “AS-IS” BASIS AND THAT ALL WARRANTIES, REPRESENTATIONS AND CONDITIONS, WHETHER ORAL, WRITTEN, EXPRESS OR IMPLIED BY STATUTE, COMMON LAW OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF QUALITY, FITNESS FOR PURPOSE, VALIDITY OF ANY PATENTS OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS) ARE EXPRESSLY EXCLUDED AND SPECIFICALLY DISCLAIMED, TO THE EXTENT PERMITTED BY APPLICABLE LAW.

(e)Any sublicenses granted by Rhythm or its Affiliates prior to the effective date of termination of this Agreement shall, [***], provided that such Sublicensee is in material compliance with the applicable provisions of this Agreement and the terms and conditions of the applicable sublicense, and provided that in no event will LGC be obligated to fulfill any of Rhythm’s obligations under such sublicense.  [***].

(f)If at the time of termination of this Agreement, any Clinical Trials for Licensed Products or other development activities are being conducted by or on behalf of Rhythm or its Affiliates under this Agreement with respect to Licensed Products, then, at LGC’s election and cost (except in the event of termination by LGC pursuant to Sections 12.3.1  and 12.5), on a Clinical Trial-by-Clinical Trial basis: Rhythm shall, and shall cause its Affiliates to, fully cooperate with LGC (i) to orderly wind down the conduct of any such Clinical Trial in compliance with all applicable Laws or (ii) to transfer the conduct of all such Clinical Trials to LGC, and LGC shall assume any and all liability and costs for such Clinical Trials after the effective date of such transfer.

(g)In the event of termination by Rhythm pursuant to Section 12.2.3 or by LGC pursuant to Section 12.3.1, 12.3.2 or 12.5, [***].

(h)Rhythm agrees to execute such documents and perform such other acts as LGC may reasonably request to obtain, perfect and enforce the transfers, assignments, and licenses described in this Section 12.6.  Following the transfers and assignments described in this Section 12.6, all information and Know-How so assigned or transferred that was previously Confidential Information of Rhythm shall thereafter be deemed the Confidential Information of LGC under Article 11.

(i)In the event that this Agreement is required to be unwound after the Effective Date as a direct result of any of the events described in Article 13 or this Agreement is terminated by either Party in accordance with Article 13, then notwithstanding anything to the contrary in this Agreement, the effects of termination set forth in this Section 12.6 (other than Sections 12.6(b)(iii), 12.6(c) and 12.6(g)) shall apply, to the extent applicable and permitted under applicable Law, effective as of the date of the order requiring the transactions contemplated by this Agreement to be unwound in whole or in part or the date of such termination, as applicable; [***].  In addition,

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the following provisions will survive such unwinding or termination to the extent applicable and permitted under applicable Law: Articles 1, 4, 8, 10, 11 and 14 and Sections 2.3, 5.6, 9.6, 12.6, 12.7 and 12.8 (in each case to the extent the provisions of such Articles and Sections are stated to survive termination or expiration of this Agreement pursuant to Section 12.7).

Section 12.7Survival.  In addition to the termination consequences set forth in Section 12.6, the following provisions will survive termination or expiration of this Agreement: Article 1 (Definitions) (to the extent applicable to the remaining surviving provisions), Section 2.3 (Reserved Rights), Article 4 (Payments) (solely as it relates to payments that accrue prior to (but are not yet paid as of) the effective date of such termination or expiration (for clarity, the payments set forth in Section 4.1.1 and, subject to Section 13.5 (if applicable), Section 4.1.2 accrue on the Effective Date and survive any termination or expiration of this Agreement) or to the extent that Section 12.6(g) applies), Section 4.13 (Records and Audits), Section 5.1.1(b), Section 5.6 (Transfer of Third Party Agreements) (final two sentences only), Section 8.1 (Inventorship of Intellectual Property) (other than the second and final sentences thereof), Section 8.2.1 (solely with respect to LGC Product Patent Rights), Section 8.2.2 (to the extent that additional LGC Product Patent Rights could reasonably be filed following termination, provided that LGC shall reimburse Rhythm for all costs in connection with such LGC Product Patent Rights following the date of termination), Section 8.4(a) – (e) (solely with respect to LGC Product Patent Rights), Section 9.5(c) (solely to the extent that Section 12.6(g) applies, in which case Section 9.5(c) shall, notwithstanding anything to the contrary therein, be deemed to apply until the expiration of the [***] period in Section 12.6(g)), Section 9.5(e), Section 9.6 (Disclaimer of Warranties), Article 10 (Indemnification and Liability), Article 11 (Confidentiality) (excluding Section 11.3 (Publications)), Section 12.1 (Term) (final sentence only, solely in case of expiration), Section 12.6 (Effects of Termination), Section 12.7 (Survival), Section 12.8 (Additional Rights and Remedies), Section 14.1 (Entire Agreement; Amendment), Section 14.2 (Section 365(n) of the Bankruptcy Code), Section 14.4 (Governing Law; Jurisdiction), Section 14.5 (Arbitration), Section 14.7 (Compliance with Law; Severability), Section 14.9 (Waivers), Section 14.10 (No Third Party Beneficiaries), Section 14.11 (Headings; Exhibits; Schedules), Section 14.12 (Interpretation), Section 14.13 (Equitable Relief), and Section 14.15 (Further Assurances).

Section 12.8Additional Rights and Remedies.  Termination or expiration of this Agreement are neither Party’s exclusive remedy and will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.  Except as set forth in this Article 12 and except for any provisions which by their terms survive expiration or termination of this Agreement, all other rights and obligations will terminate upon termination or expiration of this Agreement.

ARTICLE 13. ANTITRUST

Section 13.1Antitrust.  The Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and DOJ or other Governmental Authority, shall comply promptly with any such inquiry or request and shall take all actions and steps reasonably requested or required by any Governmental Authority to resolve objections, if any, of the FTC or DOJ, or other Governmental Authority of

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any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the transactions contemplated by this Agreement, so as to obtain such consents, permits, authorizations, waivers, clearances or approvals, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Authority, and to avoid the entry of, or to effect the dissolution of, any order in any judicial, administrative or arbitral action, claim, litigation, charge, complaint, suit or other proceeding (public or private), whether at law or equity, by or before a Governmental Authority or arbitrator, including any administrative hearing or investigation which would otherwise have the effect of unwinding or altering the transactions contemplated by this Agreement after the Effective Date; provided, however, neither Party shall be required to consent to the divestiture or other disposition of any of its assets or the assets of its Affiliates or to consent to any other structural or conduct remedy.  In addition, other than in accordance with Section 9.5(c) and Section 14.8, neither Party shall divest or otherwise dispose of any of the assets to which this Agreement relates to a Third Party in connection with any lawsuit, investigation, or other legal proceeding described in this Article 13 without the prior written consent of the other Party.  To the extent not prohibited by applicable Law, each of the Parties hereto will furnish to the other such reasonably necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions and will cooperate in responding to any inquiry from the FTC or DOJ or other Governmental Authority and to any requests for additional information at the earliest practicable date, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to the FTC or DOJ or other Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority.  Such information can be shared on an outside counsel basis or subject to other restrictions to the extent deemed necessary or advisable by counsel for the disclosing Party.  To the extent practicable and as permitted by the FTC or DOJ or other Governmental Authority, each Party hereto shall permit representatives of the other Party to participate in material substantive meetings (whether by telephone or in person) with the FTC or DOJ or other Governmental Authority.

Section 13.2After the Effective Date, (a) if the UK Competition and Markets Authorities (“CMA”) independently issues one or more requests for information to the Parties in relation to the Agreement, the Parties shall cooperate with each other and use their reasonable best efforts to promptly respond to such requests for information, and if the CMA requests the submission of a merger notice, the Parties shall cooperate with each other and use their reasonable best efforts to promptly to submit such merger notice in order to obtain the approval of the Agreement by the CMA under the Enterprise Act 2022, and (b) if the European Commission (or a National Competition Authority from a Member State of the EEA) independently issues one or more requests for information to either Party or the Parties in relation to the Agreement, the Parties shall cooperate with each other and use their reasonable best efforts to promptly respond to such requests for information, and if the European Commission informs the Parties that a referral request under Article 22 of Council Regulation (EC) No 139/2004 has been made and the request has been accepted by the European Commission, the Parties shall cooperate with each other and use their reasonable best efforts to promptly file any notifications or make any other submissions in order to obtain a decision by the European Commission declaring that the Agreement is compatible with the common market.

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Section 13.3If any request for information is received from the CMA or European Commission in accordance with Section 13.2 [***] and at any point in time following such request for information the CMA requests the submission of a merger notice of the Agreement by the CMA under the Enterprise Act 2022 or the European Commission requests a referral under Article 22 of the Council Regulation (EC) No 139/2004 and such referral is accepted, as applicable, which merger notice or approval of referral request, as applicable, results in an order to unwind all of the transactions contemplated by this Agreement, then promptly following such order: [(***].

Section 13.4After the Effective Date, (a) if the U.S. Federal Trade Commission (“FTC”) or U.S. Department of Justice (“DOJ”) independently issues one or more requests for information to either Party or the Parties in relation to the Agreement, the Parties shall cooperate with each other and use their reasonable best efforts to promptly respond to such requests for information, [***]

Section 13.5If any request for information is received from the FTC, DOJ, CMA or European Commission in accordance with Section 13.2 - Section 13.4 in the period following [***]

Section 13.6If any request for information is received from the FTC, DOJ, CMA or European Commission in accordance with Section 13.2 – Section 13.4 in the period up to [***].

ARTICLE 14. MISCELLANEOUS

Section 14.1Entire Agreement; Amendment.  This Agreement and all Exhibits and Schedules attached to this Agreement, along with the Stock Issuance Agreement and, once executed, the assignment and assumption agreement and the Pharmacovigilance Agreement, constitute the entire agreement between the Parties as to the subject matter hereof. For clarity, all confidential information exchanged pursuant to the Mutual Confidential Disclosure Agreement between the Parties, dated March 1, 2023, shall be included in Confidential Information and subject to the terms and conditions of this Agreement. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement, including the aforementioned Mutual Confidential Disclosure Agreement, are hereby superseded and merged into, extinguished by and completely expressed by this Agreement, provided that the foregoing may not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the aforementioned Mutual Confidential Disclosure Agreement.  None of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement.  No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties.

Section 14.2Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder.  The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code.  Upon the bankruptcy of any Party, the non-bankrupt

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Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

Section 14.3Independent Contractors.  The relationship between Rhythm and LGC created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties, including for tax purposes. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.  Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

Section 14.4Governing Law; Jurisdiction.  This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Licensed Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued.

Section 14.5Arbitration. All disputes arising out of or in connection with this Agreement, other than with respect to Excluded Claims, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three (3) arbitrators appointed in accordance with said Rules. The language of the arbitration shall be English. The place of arbitration shall be New York, New York. The arbitrators shall award to the prevailing party, if any, as determined by the arbitrator(s) its reasonable attorneys’ fees and costs. Judgment on an award may be entered in any court having jurisdiction thereof.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The Parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.  As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns the validity, enforceability, or infringement of a patent (or the patentability of claims of a patent or patent application), trademark or copyright.

Section 14.6Notice.  All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if sent by international courier, such as Federal Express, to the other Party at its respective address set forth below or to such other address as one Party shall give notice of to the other from time to time hereunder (with an email courtesy copy).  Notices sent by international courier shall be deemed received on the second (2nd) business day following sending.

If to Rhythm:

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Rhythm Pharmaceuticals, Inc.

222 Berkeley Street 12th Floor

Boston, MA 02116

Attention: [***], and

[***]

With a copy, which shall not constitute notice to:

Latham & Watkins

12670 High Bluff Drive | San Diego, CA 92130

Attention: [***]

If to LGC:

LG Chem, Ltd.

E14 Block LG Science Park

70 Magokjungang 10-ro

Gangseo-gu, Seoul

07795, Republic of Korea

Attention: [***]

With a copy, which shall not constitute notice to:

LG Twin Towers

128, Yeoui-daero

Yeongdeungpo-gu, Seoul

07336, Republic of Korea

Attention: Global Legal Affairs Department

[***]

and:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP

150 Fayetteville Street, Suite 2300

Raleigh, NC 27601 USA

Attention: [***]

Section 14.7Compliance with Law; Severability.  Nothing in this Agreement shall be construed to require the commission of any act contrary to Law.  If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, legality, or enforceability of any remaining portions of this Agreement. The Parties shall replace such invalid, illegal, or unenforceable provision with a provision that (a) is not, in the Party’s

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commercially reasonable judgment, invalid, illegal, or unenforceable and (b) effects to the extent possible the original intent of the Parties underlying the invalid, illegal, or unenforceable provision.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, illegal, or unenforceable provision.

Section 14.8Successors and Assigns.  Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party to which this Agreement relates, without the prior consent of the non-assigning Party but with written notice to such non-assigning Party. All obligations of Rhythm under this Agreement will survive in the event that Rhythm undergoes a change of control.  For the avoidance of doubt, nothing in this Agreement shall be construed as consent by LGC to assignment of this Agreement by Rhythm in the context of a bankruptcy proceeding.  This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any permitted assignee of Rhythm’s rights under this Agreement shall expressly assume Rhythm’s obligations hereunder in writing prior to such assignment becoming effective. Any assignment of this Agreement in contravention of this Section 14.8 shall be null and void.

Section 14.9Waivers.  A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party.  A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition.  A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

Section 14.10No Third Party Beneficiaries.  Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 14.11Headings; Exhibits; Schedules.  Article and Section headings used herein are for convenient reference only and are not a part of this Agreement.  All Exhibits and Schedules are incorporated herein by this reference.

Section 14.12Interpretation.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders.  The term “including” (or cognates thereof) as used herein shall mean including (or the cognate thereof), without limiting the generality of any description preceding such term.  The term “will” as used herein means “shall.”  All references to a “business day” or

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“business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in New York, New York, or Seoul, Republic of Korea.  The term “notice” shall mean notice in writing (whether or not specifically stated) and provisions that require that a Party, the Parties or the JSC hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing. References to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof.  The term “or” means “and/or” unless stated as “either . . . or” or the context dictates otherwise because the subjects of the conjunction are mutually exclusive. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties.  The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

Section 14.13Equitable Relief.  Each Party acknowledges that a breach by it of the provisions of Article 11 of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage.  By reason thereof, each Party agrees that the other Party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of Article 11 of this Agreement by the other; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

Section 14.14Force Majeure.  Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement (other than failure to pay amounts owing under this Agreement when due) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God, epidemic, pandemic, or any acts, omissions, or delays in acting by any Governmental Authority or the other Party; provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect); and provided further, however, that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed.

Section 14.15Further Assurances.  Each Party shall execute, acknowledge, and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 14.16Counterparts.  This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or.pdf or other electronically transmitted documents.

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[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

RHYTHM PHARMACEUTICALS, INC

By:

Name:

Title:

LG CHEM, LTD.

By:

Name:

Title:

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EXHIBIT A

Existing Phase 2 Trials

Exhibit B to Exclusive License Agreement – Page 2

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EXHIBIT B

Licensed Patents

Exhibit B to Exclusive License Agreement – Page 2

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EXHIBIT C

Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

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Schedule 1 to the Assignment and Assumption Agreement

Assigned Agreements

[ ⚫ ]

Exhibit B to Exclusive License Agreement – Page 2

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EXHIBIT D

Data Protection Laws

EXHIBIT E

Press Release

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SCHEDULE 1.96

RM-718 HCL, TEVA - STRUCTURE

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